EXHIBIT 99.2

Quarterly Supplemental Information
June 30, 2018

Corporate Headquarters	Institutional Analyst Contact	Investor Relations
5565 Glenridge Connector, Suite 450	Telephone: 770.418.8592	Telephone: 866.354.3485
Atlanta, GA 30342	research.analysts@piedmontreit.com	investor.services@piedmontreit.com
Telephone: 770.418.8800		www.piedmontreit.com

Piedmont Office Realty Trust, Inc.
Quarterly Supplemental Information

Notice to Readers:
Please refer to page 46 for a discussion of important risks related to the business of Piedmont Office Realty Trust, Inc., as well as an investment in its securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information. Considering these risks, uncertainties, assumptions, and limitations, the forward-looking statements about leasing, financial operations, leasing prospects, etc. contained in this quarterly supplemental information report may differ from actual results.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. In addition, many of the schedules herein contain rounding to the nearest thousands or millions and, therefore, the schedules may not total due to this rounding convention.

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this report contains certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI, Property NOI, EBITDAre and Core EBITDA. Definitions and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included beginning on page 39. Each of the non-GAAP measures included in this report has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this report may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this report from time to time in light of its then existing operations.

In certain presentations herein, the Company has provided disaggregated financial and operational data (for example, some pieces of information are displayed by geography, industry, or lease expiration year) for informational purposes for readers; however, regardless of the various presentation approaches taken herein, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.

Piedmont Office Realty Trust, Inc.
Corporate Data

Piedmont Office Realty Trust, Inc. (also referred to herein as "Piedmont" or the "Company") (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties in select sub-markets located primarily within eight major Eastern U.S. office markets. Its geographically-diversified, almost $5 billion portfolio is comprised of approximately
17 million square feet (as of the date of release of this report). The Company is a fully-integrated, self-managed real estate investment trust ("REIT") with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s and Moody’s. Piedmont is headquartered in Atlanta, GA.

This data supplements the information provided in our reports filed with the Securities and Exchange Commission and should be reviewed in conjunction with such filings.

	As of	As of
	June 30, 2018	December 31, 2017
Number of consolidated office properties (1)	53	67
Rentable square footage (in thousands) (1)	16,176	19,061
Percent leased (2)	90.6%	89.7%
Capitalization (in thousands):
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,728,195	$1,733,670
Equity market capitalization (3)	$2,558,432	$2,791,659
Total market capitalization (3)	$4,286,627	$4,525,329
Total debt / Total market capitalization (3)	40.3%	38.3%
Average net debt to Core EBITDA	6.2 x	5.6 x
Total debt / Total gross assets	38.1%	34.3%
Common stock data:
High closing price during quarter	$19.93	$20.40
Low closing price during quarter	$17.26	$19.21
Closing price of common stock at period end	$19.93	$19.61
Weighted average fully diluted shares outstanding during quarter (in thousands)	128,701	144,503
Shares of common stock issued and outstanding at period end (in thousands)	128,371	142,359
Annual regular dividend per share (4)	$0.84	$0.84
Annual special dividend per share	NA	$0.50
Rating / Outlook
Standard & Poor's	BBB / Stable	BBB / Stable
Moody's	Baa2 / Stable	Baa2 / Stable
Employees	136	136

(1)
As of June 30, 2018, our consolidated office portfolio consisted of 53 properties (exclusive of one property that was taken out of service for redevelopment on January 1, 2018, Two Pierce Place in Itasca, IL), whereas it consisted of 67 properties at December 31, 2017. During the first quarter of 2018, the Company sold a 14-property portfolio consisting of 2.6 million square feet (additional details about which can be found on page 37), and we acquired 501 West Church Street, a 182,000 square foot office building located in Orlando, FL. There were no acquisitions or dispositions of office properties completed during the second quarter of 2018.

(2)
Calculated as square footage associated with commenced leases plus square footage associated with executed but uncommenced leases for vacant spaces, divided by total rentable square footage, all as of the relevant date, expressed as a percentage. This measure is presented for our consolidated office properties and, as of January 1, 2018, excludes one out of service property. Please refer to page 27 for additional analyses regarding Piedmont's leased percentage.

(3)	Reflects common stock closing price, shares outstanding and outstanding debt as of the end of the reporting period, as appropriate.
(4)	Total of the per share regular dividends declared over the prior four quarters.

Piedmont Office Realty Trust, Inc.
Investor Information

Corporate
5565 Glenridge Connector, Suite 450
Atlanta, Georgia 30342
770.418.8800
www.piedmontreit.com

Executive Management

Donald A. Miller, CFA	Robert E. Bowers	C. Brent Smith	Edward H. Guilbert, III
Chief Executive Officer, President	Chief Financial Officer and Executive	Chief Investment Officer and Executive	Senior Vice President, Finance and
and Director	Vice President	Vice President, Northeast Region	Treasurer - Investor Relations Contact

Christopher A. Kollme	Laura P. Moon	Joseph H. Pangburn	Thomas R. Prescott
Executive Vice President,	Chief Accounting Officer and	Executive Vice President,	Executive Vice President,
Finance & Strategy	Senior Vice President	Southwest Region	Midwest Region

Carroll A. Reddic, IV	George Wells	Robert K. Wiberg
Executive Vice President,	Executive Vice President,	Executive Vice President,
Real Estate Operations and Assistant	Southeast Region	Mid-Atlantic Region and
Secretary		Head of Development

Board of Directors

Frank C. McDowell	Dale H. Taysom	Kelly H. Barrett	Wesley E. Cantrell
Director, Chairman of the	Director, Vice Chairman of the	Director and Member of the Audit and	Director, Chairman of the Governance
Board of Directors and Chairman	Board of Directors, and Member of the	Governance Committees	Committee, and Member of the
of the Compensation Committee	Audit and Capital Committees		Compensation Committee

Barbara B. Lang	Donald A. Miller, CFA	Raymond G. Milnes, Jr.	Jeffery L. Swope
Director and Member of the Compensation	Chief Executive Officer, President	Director, Chairman of the Audit	Director, Chairman of the Capital
and Governance Committees	and Director	Committee, and Member of the	Committee, and Member of the
		Capital Committee	Compensation Committee

Transfer Agent	Corporate Counsel

Computershare	King & Spalding
P.O. Box 30170	1180 Peachtree Street, NE
College Station, TX 77842-3170	Atlanta, GA 30309
Phone: 866.354.3485	Phone: 404.572.4600

Piedmont Office Realty Trust, Inc.
Financial Highlights
As of June 30, 2018

Financial Results (1)

Net income attributable to Piedmont for the quarter ended June 30, 2018 was $10.9 million, or $0.09 per share (diluted), compared to $23.7 million, or $0.16 per share (diluted), for the same quarter in 2017. Net income attributable to Piedmont for the six months ended June 30, 2018 was $68.8 million, or $0.52 per share (diluted), compared to $38.8 million, or $0.27 per share (diluted), for the same period in 2017. The decrease in net income attributable to Piedmont for the three months ended June 30, 2018 when compared to the same period in 2017 was primarily due to the loss of operating income contributions from 17 properties sold since the beginning of the second quarter of 2017, along with a $6.5 million gain on sale of real estate in the second quarter of 2017 that did not recur in 2018. The increase in net income attributable to Piedmont for the six months ended June 30, 2018 when compared to the same period in 2017 was principally due to a larger amount of total gains on sales of real estate in 2018 when compared to 2017, partially offset by a decrease in operating income in 2018 resulting from the net disposition of approximately $760 million in properties since the beginning of 2017.

Funds from operations (FFO) for the quarter ended June 30, 2018 was $53.1 million, or $0.41 per share (diluted), compared to $66.5 million, or $0.46 per share (diluted), for the same quarter in 2017. FFO for the six months ended June 30, 2018 was $109.4 million, or $0.83 per share (diluted), compared to $132.7 million, or $0.91 per share (diluted), for the same period in 2017. The decrease in FFO for the three months and the six months ended June 30, 2018 when compared to the same periods in 2017 was primarily attributable to net disposition activity completed since the beginning of 2017 amounting to approximately $760 million of properties, including the sales of Two Independence Square in Washington, D.C., in July 2017 and a 14-property portfolio in January 2018.

Core funds from operations (Core FFO) for the quarter ended June 30, 2018 was $53.1 million, or $0.41 per share (diluted), compared to $66.5 million, or $0.46 per share (diluted), for the same quarter in 2017. Core FFO for the six months ended June 30, 2018 was $111.1 million, or $0.84 per share (diluted), compared to $132.7 million, or $0.91 per share (diluted), for the same period in 2017. The decrease in Core FFO for the three months and the six months ended June 30, 2018 when compared to the same periods in 2017 was primarily attributable to the net disposition activity described above for changes in FFO.

Adjusted funds from operations (AFFO) for the quarter ended June 30, 2018 was $39.4 million, compared to $50.9 million for the same quarter in 2017. AFFO for the six months ended June 30, 2018 was $85.2 million, compared to $105.0 million for the same period in 2017. The decrease in AFFO for the three months and the six months ended June 30, 2018 when compared to the same periods in 2017 was primarily due to the net disposition activity described above for changes in FFO and Core FFO.

Operations and Leasing

Within its portfolio, Piedmont has 53 office properties located primarily in eight major office markets in the eastern portion of the United States and one re-development property. The Company's redevelopment property is Two Pierce Place, a 486,000 square foot office property located in the Chicago market. Due to its redevelopment status, this property is excluded from Piedmont's in-service operating portfolio for the purposes of statistical reporting throughout this supplemental report. For additional information regarding this redevelopment project, please refer to page 38 of this report.

On a square footage leased basis, our total in-service office portfolio was 90.6% leased as of June 30, 2018, as compared to 89.7% at the beginning of the year and 91.0% a year earlier. Please refer to page 27 for additional leased percentage information.

The weighted average remaining lease term of our in-service portfolio was 6.7 years(2) as of June 30, 2018 as compared to 6.5 years at December 31, 2017.

(1)
FFO, Core FFO and AFFO are supplemental non-GAAP financial measures. See page 39 for definitions of these non-GAAP financial measures, and pages 15 and 41 for reconciliations of FFO, Core FFO and AFFO to Net Income.

(2)
Remaining lease term (after taking into account leases for vacant spaces which had been executed but not commenced as of June 30, 2018) is weighted based on Annualized Lease Revenue, as defined on page 39.

During the three months ended June 30, 2018, the Company completed approximately 425,000 square feet of total leasing. Of the total leasing activity completed during the quarter, we signed new tenant leases for approximately 140,000 square feet. During the six months ended June 30, 2018, we completed approximately 765,000 square feet of leasing for our consolidated office properties, including approximately 289,000 square feet of new tenant leases. The average committed capital cost per square foot per year of lease term for all leasing activity completed during the six months ended June 30, 2018 (net of commitment expirations during the period) was $4.48 (see page 33).

During the three months ended June 30, 2018, we executed six leases greater than 10,000 square feet at our consolidated office properties. Information on those leases is set forth below.

Tenant	Property	Property Location	Square Feet Leased	Expiration Year	Lease Type
Schlumberger Technology Corporation	1430 Enclave Parkway	Houston, TX	225,726	2028	Renewal / Expansion
Access Clinical Partners, LLC	Glenridge Highlands One	Atlanta, GA	27,815	2026	Renewal / Expansion
Symantec Corporation	80 Central Street	Boxborough, MA	27,052	2026	Renewal / Contraction
Association for the Advancement of Medical Instrumentation, Inc.	Arlington Gateway	Arlington, VA	26,421	2030	New
Dahlquist and Lutzow Architects, Ltd.	Two Pierce Place	Itasca, IL	16,071	2027	Renewal / Expansion
Chicago Office Technology Group, Inc.	Two Pierce Place	Itasca, IL	12,628	2024	Renewal / Contraction

At the end of the second quarter of 2018, there was one tenant whose lease individually contributed greater than 1% in Annualized Lease Revenue expiring during the eighteen month period following June 30, 2018. Information regarding the leasing status of the space associated with this tenant's lease is presented below.

Tenant	Property	Property Location	Net Square Footage Expiring	Net Percentage of Current Quarter Annualized Lease Revenue Expiring (%)	Expiration	Current Leasing Status
State of New York	60 Broad Street	New York, NY	480,708	5.2%	Q1 2019	The Company is in advanced discussions with the tenant regarding a long-term lease renewal and potential modest square footage contraction.

During the second quarter of 2018, the Company resolved approximately half of an impending lease expiration for a lease that, as of the end of the first quarter of 2018, individually contributed greater than 1% in Annualized Lease Revenue and was set to expire during the eighteen month period following March 31, 2018. Updated information for the affected space is presented below.

Tenant	Property	Property Location	Net Square Footage Expiring Over Next 18 Months	Net Percentage of Current Quarter Annualized Lease Revenue Expiring Next 18 Mos. (%)	Expiration	Current Leasing Status
Technip	1430 Enclave Parkway	Houston, TX	86,838	0.7%	Q4 2018
During the second quarter, Schlumberger executed a 225,726 square foot lease renewal and expansion. The expansion component is comprised of 63,145 square feet and is space that Schlumberger currently subleases from Technip. The lease with Schlumberger for that space will commence immediately following the Technip lease expiration at year-end 2018 and will continue through the end of 2028. Schlumberger has certain rights to expand into the remaining portion of the Technip space, comprised of 87,000 square feet, which the Company is actively marketing for lease.

Future Lease Commencements and Abatements

As of June 30, 2018, our overall leased percentage was 90.6% and our economic leased percentage was 85.7%. The difference between overall leased percentage and economic leased percentage is attributable to two factors:

1)	leases which have been contractually entered into for currently vacant spaces but have not yet commenced (amounting to 285,025 square feet of leases as of June 30, 2018, or 1.8% of the portfolio); and

2)	leases which have commenced but are within rental abatement periods (amounting to 746,966 square feet of leases as of June 30, 2018, or a 3.1% impact to leased percentage on an economic basis).

As anticipated and previously communicated, this gap has continued to narrow after the end of the fourth quarter of 2017, primarily attributable to the burn off of several large abatements and the removal of components related to the 14-property disposition completed in January 2018. The gap between reported leased percentage and economic leased percentage has narrowed from a high of almost 13% in 2014 to its current level and is expected to generally remain around 5% in the future. This gap, however, will fluctuate over time as (1) new leases are signed for vacant spaces, (2) abatements associated with existing or newly executed leases commence and expire (see page 8 for more detail on existing large leases with abatements), and/or (3) properties are bought and sold.

Piedmont has leases with many large corporate office space users. The average size of lease in the Company's portfolio is approximately 20,000 square feet. Due to the large size and length of term of new leases, Piedmont typically signs leases several months in advance of their anticipated lease commencement dates. Presented below is a schedule of uncommenced leases greater than 50,000 square feet and their anticipated commencement dates. Lease renewals are excluded from this schedule.

Tenant	Property	Property Location	Square Feet Leased	Space Status	Estimated Commencement Date	New / Expansion
Gartner, Inc.	6011 Connection Drive	Irving, TX	152,086	Vacant	Q3 2018 (98,134 SF)(1) Q3 2019 (27,198 SF) Q3 2020 (26,754 SF)	New
salesforce.com (formerly Demandware, Inc.)	5 Wall Street	Burlington, MA	127,408	Not Vacant	Q4 2019 (75,495 SF) Q3 2021 (51,913 SF)	New
Schlumberger Technology Corporation	1430 Enclave Parkway	Houston, TX	63,145	Not Vacant	Q1 2019	New (2)
Children's Hospital Los Angeles	800 North Brand Boulevard	Glendale, CA	50,285	Not Vacant	Q2 2021	New

(1)
The commencement of the Gartner lease will be phased. Only the first phase of 98,134 square feet will receive ten months of rental abatements. The other two phases will not receive any rental abatements.

(2)
During the second quarter of 2018, Schlumberger signed a 225,726 square foot lease renewal and expansion. The expansion component is comprised of 63,145 square feet and is the portion of the lease presented on this line. Schlumberger currently subleases the 63,145 square feet from Technip. Schlumberger's direct lease for the space will commence on January 1, 2019, immediately following the expiration of Technip's lease.

New leases frequently provide rental abatement concessions to tenants and these abatements typically occur at the beginning of the leases. The currently reported cash net operating income and AFFO understate the Company's long-term cash generation ability due to several leases being in abatement periods. Presented below are two schedules related to abatements. The first is a schedule of leases with abatements of 50,000 square feet or greater that expired during the second quarter of 2018, and the second is a schedule of leases with abatements of 50,000 square feet or greater that are either currently under abatement or will be so within the next twelve months.

Abatements Expired During Quarter

Tenant	Property	Property Location	Abated Square Feet	Lease Commencement Date	Abatement Schedule	Lease Expiration
RaceTrac Petroleum, Inc.	Galleria 200	Atlanta, GA	133,707	Q4 2016	July 2017 through May 2018	Q3 2032
Applied Predictive Technologies, Inc.	4250 North Fairfax Drive	Arlington, VA	102,324	Q2 2017	March through May 2018	Q2 2028
US Bancorp	US Bancorp Center	Minneapolis, MN	51,280	Q2 2018	April through June 2018	Q2 2024

Current / Future Abatements

Tenant	Property	Property Location	Abated Square Feet	Lease Commencement Date	Remaining Abatement Schedule	Lease Expiration
International Food Policy Research Institute	1201 Eye Street	Washington, DC	101,937	Q2 2017	May 2018 through April 2019	Q2 2029
United States of America (Social Security Administration Commissioner)	One Independence Square	Washington, DC	52,720	Q2 2018	June 2018 through June 2019 (1)	Q2 2028
Gartner, Inc.	6011 Connection Drive	Irving, TX	98,134	Q3 2018	September 2018 through June 2019	Q2 2034
Norris, McLaughlin & Marcus	400 Bridgewater Crossing	Bridgewater, NJ	61,642	Q4 2016	October through December 2018; November and December 2019	Q4 2029
Holland & Knight, LLP	SunTrust Center	Orlando, FL	50,655	Q4 2018 (2)	December 2018 through February 2019	Q1 2024
Schlumberger Technology Corporation	1430 Enclave Parkway	Houston, TX	225,726	Q1 2019	January through June 2019	Q4 2028
District of Columbia (Department of Disability Services)	One Independence Square	Washington, DC	101,982	Q2 2016	June 2019 and June 2020	Q1 2028

(1)	The rental abatement commenced on an estimated date of June 19, 2018 and will continue for a period of one year.
(2)	Represents the commencement date of the renewal term.

Financing and Capital Activity

Among Piedmont's stated strategic objectives is to harvest capital through the disposition of non-core assets and assets in which the Company believes values have been maximized and to use the sale proceeds to:

•
invest in real estate assets with higher overall return prospects and/or strategic merits in one of our identified operating markets where we have a significant operating presence with a competitive advantage and that otherwise meet our strategic criteria;

•	reduce leverage levels by repaying outstanding debt; and/or

•	repurchase Company stock when it is believed to be trading at a significant discount to NAV.
Information on the Company's recent accomplishments in furtherance of its strategic objectives is presented below.

Dispositions
There were no dispositions completed during the quarter ended June 30, 2018.

Acquisitions
There were no acquisitions completed during the quarter ended June 30, 2018.

For additional information on acquisitions and dispositions completed over the previous eighteen months, please refer to page 37.

Development / Redevelopment
The Company had no developments underway as of June 30, 2018. During the second quarter of 2018, the Company continued a nearly $14 million redevelopment at Two Pierce Place in Itasca, IL. The project includes a renovation of the property's lobby and exterior plaza, an elevator modernization, the enhancement and addition of building amenities, and the acquisition and improving of additional land to increase the building's parking ratio.

Additional detail on the Company's developable land parcels, all of which are located adjacent to existing Piedmont properties, as well as information on the current redevelopment project, can be found on page 38.

Finance
As of June 30, 2018, our ratio of debt to total gross assets was 38.1%. This debt ratio is based on total principal amount outstanding for our various loans at June 30, 2018.
As of June 30, 2018, our average net debt to Core EBITDA ratio was 6.2 x, and the same measure at December 31, 2017 was 5.6 x. The increase in the average net debt to Core EBITDA ratio was principally due to a decrease in Core EBITDA resulting from the 14-property portfolio sale completed on January 4, 2018, and the use of the sale proceeds to fund approximately $265 million of common stock repurchases since January 2018.
Stock Repurchase Program
During the second quarter of 2018, the Company repurchased approximately 1.9 million shares of common stock under its share repurchase program at an average price of $17.67 per share, or approximately $32.9 million (before the consideration of transaction costs). Since the stock repurchase program began in December 2011, the Company has repurchased approximately 45.8 million shares at an average price of $17.74 per share, or approximately $812.7 million in aggregate (before the consideration of transaction costs). As of quarter end, Board-approved capacity remaining for additional repurchases totaled approximately $123.5 million under the stock repurchase plan.

Dividend
On May 1, 2018, the Board of Directors of Piedmont declared a dividend for the second quarter of 2018 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on May 23, 2018. The dividend was paid on June 15, 2018. The Company's dividend payout percentage (for dividends declared) for the six months ended June 30, 2018 was 50% of Core FFO and 65% of AFFO.

Subsequent Events

On August 1, 2018, the Board of Directors of Piedmont declared a dividend for the third quarter of 2018 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on August 31, 2018. The dividend is expected to be paid on September 21, 2018.

Guidance for 2018

The following financial guidance for calendar year 2018 has been increased and is based upon year-to-date results and management's expectations at this time.

	Low		High

Net Income	$94 million	to	$98 million
Add:
Depreciation	109 million	to	111 million
Amortization	61 million	to	63 million
Less:
Gain on Sale of Real Estate Assets	(45) million	to	(46) million
NAREIT Funds from Operations applicable to Common Stock	$219 million		$226 million
NAREIT Funds from Operations per diluted share	$1.68	to	$1.73

Less:
Loss on Extinguishment of Debt	$2 million	to	$2 million
Core Funds From Operations	$221 million	to	$228 million
Core Funds from Operations per diluted share	$1.69	to	$1.75

These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of lease commencements and expirations, abatement periods, repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this supplemental report.

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Assets:
Real estate, at cost:
Land assets	$547,602	$547,602	$544,794	$540,436	$540,436
Buildings and improvements	3,241,441	3,236,330	3,203,229	3,178,184	3,168,725
Buildings and improvements, accumulated depreciation	(831,692)	(811,760)	(785,206)	(758,800)	(733,568)
Intangible lease asset	150,205	158,338	176,950	171,965	179,540
Intangible lease asset, accumulated amortization	(79,934)	(83,063)	(99,145)	(93,265)	(94,551)
Construction in progress	17,831	15,226	11,710	7,560	14,671
Real estate assets held for sale, gross	—	—	501,526	546,979	860,302
Real estate assets held for sale, accumulated depreciation & amortization	—	—	(169,116)	(167,305)	(252,583)
Total real estate assets	3,045,453	3,062,673	3,384,742	3,425,754	3,682,972
Investments in and amounts due from unconsolidated joint ventures	—	10	10	49	7,762
Cash and cash equivalents	8,944	6,729	7,382	36,108	9,596
Tenant receivables, net of allowance for doubtful accounts	9,323	12,040	12,139	12,802	24,269
Straight line rent receivable	172,164	167,535	163,160	157,289	152,084
Notes receivable	3,200	3,200	—	—	—
Escrow deposits and restricted cash	1,415	1,464	1,373	1,260	1,290
Prepaid expenses and other assets	29,180	25,028	22,517	27,893	29,866
Goodwill	98,918	98,918	98,918	98,918	98,918
Interest rate swap	2,679	725	688	34	—
Deferred lease costs, less accumulated amortization	252,714	257,368	261,907	253,608	257,677
Other assets held for sale	—	—	47,131	46,935	55,878
Total assets	$3,623,990	$3,635,690	$3,999,967	$4,060,650	$4,320,312
Liabilities:
Unsecured debt, net of discount	$1,529,856	$1,498,339	$1,535,311	$1,511,663	$1,720,986
Secured debt	190,990	191,305	191,616	191,923	332,196
Accounts payable, accrued expenses, and accrued capital expenditures	94,215	83,786	216,653	108,120	111,011
Deferred income	25,532	29,751	29,582	29,970	27,416
Intangible lease liabilities, less accumulated amortization	40,341	42,699	38,458	40,662	42,905
Interest rate swaps	—	222	1,478	3,915	5,061
Other liabilities held for sale	—	—	380	402	423
Total liabilities	$1,880,934	$1,846,102	$2,013,478	$1,886,655	$2,239,998
Stockholders' equity:
Common stock	1,284	1,300	1,424	1,453	1,455
Additional paid in capital	3,681,127	3,680,241	3,677,360	3,676,706	3,675,562
Cumulative distributions in excess of earnings	(1,953,291)	(1,904,404)	(1,702,281)	(1,511,428)	(1,603,119)
Other comprehensive loss	12,141	10,639	8,164	5,400	4,547
Piedmont stockholders' equity	1,741,261	1,787,776	1,984,667	2,172,131	2,078,445
Non-controlling interest	1,795	1,812	1,822	1,864	1,869
Total stockholders' equity	1,743,056	1,789,588	1,986,489	2,173,995	2,080,314
Total liabilities, redeemable common stock and stockholders' equity	$3,623,990	$3,635,690	$3,999,967	$4,060,650	$4,320,312
Common stock outstanding at end of period	128,371	130,025	142,359	145,295	145,490

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Revenues:
Rental income	$101,478	$101,454	$109,726	$108,868	$118,492
Tenant reimbursements	22,047	22,994	24,764	24,253	24,285
Property management fee revenue	382	309	356	454	400
Other property related income	5,267	5,143	4,598	4,012	5,502
	129,174	129,900	139,444	137,587	148,679
Expenses:
Property operating costs	52,637	51,859	55,806	54,518	56,287
Depreciation	27,115	27,145	28,461	30,000	30,059
Amortization	15,245	16,733	17,515	18,123	19,314
Impairment loss on real estate assets (1)	—	—	46,461	—	—
General and administrative	8,258	6,552	7,451	6,190	7,528
	103,255	102,289	155,694	108,831	113,188
Real estate operating income	25,919	27,611	(16,250)	28,756	35,491
Other income / (expense):
Interest expense	(15,687)	(13,758)	(15,463)	(16,183)	(18,421)
Other income / (expense)	731	446	429	290	38
Equity in income / (loss) of unconsolidated joint ventures	—	—	(27)	3,754	107
Gain / (loss) on extinguishment of debt	—	(1,680)	—	—	—
	(14,956)	(14,992)	(15,061)	(12,139)	(18,276)
Income from continuing operations	10,963	12,619	(31,311)	16,617	17,215
Discontinued operations:
Operating income, excluding impairment loss	—	—	—	—	—
Gain / (loss) on sale of properties	—	—	—	—	—
Income / (loss) from discontinued operations	—	—	—	—	—
Gain / (loss) on sale of real estate (2)	(23)	45,209	(77)	109,512	6,492
Net income	10,940	57,828	(31,388)	126,129	23,707
Less: Net (income) / loss attributable to noncontrolling interest	2	2	5	4	3
Net income attributable to Piedmont	$10,942	$57,830	$(31,383)	$126,133	$23,710
Weighted average common shares outstanding - diluted	128,701	136,183	144,503	145,719	145,813
Net income per share available to common stockholders - diluted	$0.09	$0.42	$(0.21)	$0.87	$0.16
Common stock outstanding at end of period	128,371	130,025	142,359	145,295	145,490

(1)
The impairment loss on real estate assets recorded in the fourth quarter of 2017 was related to certain properties within the 14-property portfolio disposition that closed at the beginning of 2018. Accounting standards require that any anticipated loss from an asset sale be recorded as an impairment charge when the likelihood of a sale becomes probable. Conversely, any gain on the sale of an asset is not recorded until the sale transaction closes. Therefore, during the fourth quarter of 2017, Piedmont recorded impairment losses associated with the 14-property portfolio disposition totaling $46.5 million; however, it recorded a nearly equal amount of gains relating to other properties within the same transaction totaling $45.2 million during the first quarter of 2018.

(2)
The gain on sale of real estate reflected in the first quarter of 2018 was related to certain assets within the 14-property portfolio sale on which the company recorded a total of $45.2 million in gains. The gain on sale of real estate reflected in the third quarter of 2017 was related to the sale of Two Independence Square in Washington, DC, on which the Company recorded a $109.5 million gain. The gain on sale of real estate reflected in the second quarter of 2017 was related to the sale of Sarasota Commerce Center II in Sarasota, FL, on which the Company recorded a $6.5 million gain.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended				Six Months Ended
	6/30/2018	6/30/2017	Change ($)	Change (%)	6/30/2018	6/30/2017	Change ($)	Change (%)
Revenues:
Rental income	$101,478	$118,492	$(17,014)	(14.4)%	$202,932	$236,531	$(33,599)	(14.2)%
Tenant reimbursements	22,047	24,285	(2,238)	(9.2)%	45,041	49,122	(4,081)	(8.3)%
Property management fee revenue	382	400	(18)	(4.5)%	691	925	(234)	(25.3)%
Other property related income	5,267	5,502	(235)	(4.3)%	10,410	10,564	(154)	(1.5)%
	129,174	148,679	(19,505)	(13.1)%	259,074	297,142	(38,068)	(12.8)%
Expenses:
Property operating costs	52,637	56,287	3,650	6.5%	104,496	112,117	7,621	6.8%
Depreciation	27,115	30,059	2,944	9.8%	54,260	60,827	6,567	10.8%
Amortization	15,245	19,314	4,069	21.1%	31,978	39,729	7,751	19.5%
General and administrative	8,258	7,528	(730)	(9.7)%	14,810	15,678	868	5.5%
	103,255	113,188	9,933	8.8%	205,544	228,351	22,807	10.0%
Real estate operating income	25,919	35,491	(9,572)	(27.0)%	53,530	68,791	(15,261)	(22.2)%
Other income / (expense):
Interest expense	(15,687)	(18,421)	2,734	14.8%	(29,445)	(36,478)	7,033	19.3%
Other income / (expense)	731	38	693	1,823.7%	1,177	(62)	1,239	1,998.4%
Equity in income / (loss) of unconsolidated joint ventures	—	107	(107)	(100.0)%	—	118	(118)	(100.0)%
Gain / (loss) on extinguishment of debt	—	—	—		(1,680)	—	(1,680)	(100.0)%
	(14,956)	(18,276)	3,320	18.2%	(29,948)	(36,422)	6,474	17.8%
Income from continuing operations	10,963	17,215	(6,252)	(36.3)%	23,582	32,369	(8,787)	(27.1)%
Discontinued operations:
Operating income, excluding impairment loss	—	—	—		—	—	—
Gain / (loss) on sale of properties	—	—	—		—	—	—
Income / (loss) from discontinued operations	—	—	—		—	—	—
Gain / (loss) on sale of real estate (1)	(23)	6,492	(6,515)	(100.4)%	45,186	6,439	38,747	601.8%
Net income	10,940	23,707	(12,767)	(53.9)%	68,768	38,808	29,960	77.2%
Less: Net (income) / loss attributable to noncontrolling interest	2	3	(1)	(33.3)%	4	6	(2)	(33.3)%
Net income attributable to Piedmont	$10,942	$23,710	$(12,768)	(53.9)%	$68,772	$38,814	$29,958	77.2%
Weighted average common shares outstanding - diluted	128,701	145,813			132,432	145,780
Net income per share available to common stockholders - diluted	$0.09	$0.16			$0.52	$0.27
Common stock outstanding at end of period	128,371	145,490			128,371	145,490

(1)
The gain on sale of real estate for the six months ended June 30, 2018 was primarily related to certain assets within the 14-property portfolio sale on which the Company recorded a total of $45.2 million in gains. The gain on sale of real estate for the three months and the six months ended June 30, 2017 was primarily related to the sale of Sarasota Commerce Center II in Sarasota, FL, on which the Company recorded a $6.5 million gain.

Piedmont Office Realty Trust, Inc.
Key Performance Indicators
Unaudited (in thousands except for per share data)

This section of our supplemental report includes non-GAAP financial measures, including, but not limited to, Earnings Before Interest, Taxes, Depreciation, and Amortization for real estate (EBITDAre), Core Earnings Before Interest, Taxes, Depreciation, and Amortization (Core EBITDA), Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO). Definitions of these non-GAAP measures are provided on page 39 and reconciliations are provided beginning on page 41.

	Three Months Ended
Selected Operating Data	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017

Percent leased (1)	90.6%	91.3%	89.7%	89.2%	91.0%
Percent leased - economic (1) (2)	85.7%	85.9%	82.1%	83.4%	84.4%
Rental income	$101,478	$101,454	$109,726	$108,868	$118,492
Total revenues	$129,174	$129,900	$139,444	$137,587	$148,679
Total operating expenses	$103,255	$102,289	$155,694	$108,831	$113,188
Core EBITDA	$68,986	$71,912	$76,509	$77,242	$85,041
Core FFO applicable to common stock	$53,088	$57,986	$60,896	$60,819	$66,465
Core FFO per share - diluted	$0.41	$0.43	$0.42	$0.42	$0.46
AFFO applicable to common stock	$39,388	$45,840	$42,948	$52,370	$50,870
Gross regular dividends (3)	$26,950	$28,284	$30,276	$30,549	$30,553
Regular dividends per share	$0.21	$0.21	$0.21	$0.21	$0.21
Gross special dividends (3) (4)	$0	$0	$71,367	$0	$0
Special dividends per share	NA	NA	$0.50	NA	NA
Selected Balance Sheet Data
Total real estate assets	$3,045,453	$3,062,673	$3,384,742	$3,425,754	$3,682,972
Total assets	$3,623,990	$3,635,690	$3,999,967	$4,060,650	$4,320,312
Total liabilities	$1,880,934	$1,846,102	$2,013,478	$1,886,655	$2,239,998
Ratios & Information for Debt Holders
Core EBITDA margin (5)	53.4%	55.4%	54.9%	56.1%	57.2%
Fixed charge coverage ratio (6)	4.2 x	5.1 x	4.9 x	4.7 x	4.6 x
Average net debt to Core EBITDA (7)	6.2 x	5.4 x	5.6 x	5.6 x	6.0 x
Total gross real estate assets	$3,957,079	$3,957,496	$4,438,209	$4,445,124	$4,763,674
Net debt (8)	$1,717,836	$1,689,241	$1,724,915	$1,673,535	$2,050,246

(1)	Please refer to page 27 for additional leased percentage information.
(2)
Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements). Due to variations in rental abatement structures whereby some abatements are provided for the first few months of each lease year as opposed to being provided entirely at the beginning of the lease, there will be variability to the economic leased percentage over time as abatements commence and expire. Please see the Future Lease Commencements and Abatements section of Financial Highlights for details on near-term abatements for large leases.

(3)	Dividends are reflected in the quarter in which they were declared.
(4)
On December 13, 2017, the Board of Directors of Piedmont declared a special dividend in the amount of $0.50 per common share outstanding to stockholders of record as of the close of business on December 26, 2017 as a result of taxable gains realized on property sales occurring during 2017.

(5)	Core EBITDA margin is calculated as Core EBITDA divided by total revenues (including revenues associated with discontinued operations).
(6)
The fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during any of the periods presented; the Company had capitalized interest of $346,488 for the quarter ended June 30, 2018, $106,873 for the quarter ended March 31, 2018, $37,908 for the quarter ended December 31, 2017, $37,259 for the quarter ended September 30, 2017, and $35,376 for the quarter ended June 30, 2017; the Company had principal amortization of $239,331 for the quarter ended June 30, 2018, $236,041 for the quarter ended March 31, 2018, $232,796 for the quarter ended December 31, 2017, $229,596 for the quarter ended September 30, 2017, and $226,439 for the quarter ended June 30, 2017.

(7)
For the purposes of this calculation, we annualize the period's Core EBITDA and use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

(8)
Net debt is calculated as the total principal amount of debt outstanding minus cash and cash equivalents and escrow deposits and restricted cash as of the end of the period. The decrease in net debt during the third quarter of 2017 was primarily attributable to the use of the proceeds from the sale of Two Independence Square in Washington, DC, to repay debt.

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2018	6/30/2017	6/30/2018	6/30/2017

GAAP net income applicable to common stock	$10,942	$23,710	$68,772	$38,814
Depreciation (1) (2)	26,894	29,932	53,863	60,561
Amortization (1)	15,229	19,315	31,945	39,721
Loss / (gain) on sale of properties (1)	23	(6,492)	(45,186)	(6,439)
NAREIT funds from operations applicable to common stock	53,088	66,465	109,394	132,657
Adjustments:
Acquisition costs	—	—	—	6
Loss / (gain) on extinguishment of debt	—	—	1,680	—
Core funds from operations applicable to common stock	53,088	66,465	111,074	132,663
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	545	628	1,011	1,258
Depreciation of non real estate assets	213	184	382	379
Straight-line effects of lease revenue (1)	(4,806)	(6,634)	(8,279)	(12,337)
Stock-based and other non-cash compensation expense	2,513	911	2,801	2,952
Amortization of lease-related intangibles (1)	(1,987)	(1,611)	(3,630)	(3,170)
Acquisition costs	—	—	—	(6)
Non-incremental capital expenditures (3)	(10,178)	(9,073)	(18,131)	(16,745)
Adjusted funds from operations applicable to common stock	$39,388	$50,870	$85,228	$104,994

Weighted average common shares outstanding - diluted	128,701	145,813	132,432	145,780

Funds from operations per share (diluted)	$0.41	$0.46	$0.83	$0.91
Core funds from operations per share (diluted)	$0.41	$0.46	$0.84	$0.91

Common stock outstanding at end of period	128,371	145,490	128,371	145,490

(1)	Includes our proportionate share of amounts attributable to consolidated properties and unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.
(3)	Non-incremental capital expenditures are defined on page 39.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2018	6/30/2017	6/30/2018	6/30/2017
Net income attributable to Piedmont	$10,942	$23,710	$68,772	$38,814
Net income / (loss) attributable to noncontrolling interest	(2)	(3)	(4)	(6)
Interest expense (1)	15,687	18,421	29,445	36,478
Depreciation (1)	27,107	30,116	54,246	60,940
Amortization (1)	15,229	19,315	31,945	39,721
Loss / (gain) on sale of properties (1)	23	(6,492)	(45,186)	(6,439)
EBITDAre	68,986	85,067	139,218	169,508
(Gain) / loss on extinguishment of debt	—	—	1,680	—
Acquisition costs	—	—	—	6
Net (recoveries) / loss from casualty events (1)	—	(26)	—	32
Core EBITDA	68,986	85,041	140,898	169,546
General & administrative expenses (1)	8,258	7,551	14,810	15,706
Management fee revenue (2)	(200)	(180)	(349)	(510)
Other (income) / expense (1) (3)	(157)	(12)	(388)	25
Straight-line effects of lease revenue (1)	(4,806)	(6,634)	(8,279)	(12,337)
Amortization of lease-related intangibles (1)	(1,987)	(1,611)	(3,630)	(3,170)
Property net operating income (cash basis)	70,094	84,155	143,062	169,260

Deduct net operating (income) / loss from:
Acquisitions (4)	(917)	—	(1,583)	—
Dispositions (5)	(205)	(15,486)	(387)	(31,076)
Other investments (6)	(920)	(2,171)	(2,437)	(3,937)
Same store net operating income (cash basis)	$68,052	$66,498	$138,655	$134,247
Change period over period	2.3%	N/A	3.3%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties and unconsolidated joint ventures.
(2)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(3)
Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income. Certain prior period amounts may have been reclassified to conform to the current period financial statement presentation.

(4)	Acquisitions consist of Norman Pointe I in Bloomington, MN, purchased on December 28, 2017; and 501 West Church Street in Orlando, FL, purchased on February 23, 2018.
(5)
Dispositions consist of Sarasota Commerce Center II in Sarasota, FL, sold on June 16, 2017; Two Independence Square in Washington, DC, sold on July 5, 2017; and the 14-property portfolio sold on January 4, 2018 (comprised of 2300 Cabot Drive in Lisle, IL; Windy Point I and II in Schaumburg, IL; Suwanee Gateway One and land in Suwanee, GA; 1200 Crown Colony Drive in Quincy, MA; Piedmont Pointe I and II in Bethesda, MD; 1075 West Entrance Drive and Auburn Hills Corporate Center in Auburn Hills, MI; 5601 Hiatus Road in Tamarac, FL; 2001 NW 64th Street in Ft. Lauderdale, FL; Desert Canyon 300 in Phoenix, AZ; 5301 Maryland Way in Brentwood, TN; and 2120 West End Avenue in Nashville, TN).

(6)
Other investments consist of our interests in unconsolidated joint ventures, active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page #SectionPage#. The operating results from 500 TownPark in Lake Mary, FL, and Two Pierce Place in Itasca, IL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

Same Store Net Operating Income (Cash Basis)
Contributions from Strategic Operating Markets	Three Months Ended				Six Months Ended
	6/30/2018		6/30/2017		6/30/2018		6/30/2017
	$	%	$	%	$	%	$	%
New York (1)	$11,480	16.9	$10,030	15.1	$22,869	16.5	$20,160	15.0
Atlanta	8,252	12.1	7,944	11.9	16,534	11.9	15,929	11.9
Boston (2)	7,982	11.7	6,687	10.1	16,359	11.8	16,515	12.3
Minneapolis (3)	7,047	10.4	6,516	9.8	13,957	10.1	13,019	9.7
Dallas (4)	5,931	8.7	7,791	11.7	13,628	9.8	14,814	11.0
Orlando (5)	6,781	10.0	6,602	9.9	13,484	9.7	12,369	9.2
Washington, D.C. (6)	6,761	9.9	7,898	11.9	12,914	9.3	15,458	11.5
Chicago (7)	5,985	8.8	4,825	7.3	12,201	8.8	9,125	6.8
Other	7,833	11.5	8,205	12.3	16,709	12.1	16,858	12.6
Total	$68,052	100.0	$66,498	100.0	$138,655	100.0	$134,247	100.0

NOTE:
The Company has provided disaggregated financial data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.

(1)
The increase in metropolitan New York Same Store Net Operating Income for the three months and the six months ended June 30, 2018 as compared to the same periods in 2017 was primarily related to increased economic occupancy at 200 and 400 Bridgewater Crossing in Bridgewater, NJ.

(2)
The increase in Boston Same Store Net Operating Income for the three months ended June 30, 2018 as compared to the same period in 2017 was primarily a result of increased economic occupancy at One Wayside Road in Burlington, MA, and One Brattle Square in Cambridge, MA, partially offset by the receipt of lease restructuring income in 2017 which was not repeated in 2018 at 5 & 15 Wayside Road in Burlington, MA.

(3)
The increase in Minneapolis Same Store Net Operating Income for the three months and the six months ended June 30, 2018 as compared to the same periods in 2017 was primarily attributable to increased economic occupancy at US Bancorp Center in Minneapolis, MN.

(4)
The decrease in Dallas Same Store Net Operating Income for the three months and the six months ended June 30, 2018 as compared to the same periods in 2017 was primarily due to the downtime between the expiration of a whole-building lease and the commencement of the replacement whole-building lease at 6011 Connection Drive in Irving, TX.

(5)
The increase in Orlando Same Store Net Operating Income for the six months ended June 30, 2018 as compared to the same period in 2017 was primarily attributable to increased economic occupancy at CNL Center II in Orlando, FL.

(6)
The decrease in Washington, D.C. Same Store Net Operating Income for the three months and the six months ended June 30, 2018 as compared to the same periods in 2017 was primarily due to decreased economic occupancy associated with lease expirations at Arlington Gateway in Arlington, VA, and 1201 Eye Street in Washington, D.C., which was partially offset by increased economic occupancy at One Independence Square in Washington, D.C. and 4250 North Fairfax Drive in Arlington, VA.

(7)
The increase in Chicago Same Store Net Operating Income for the three months and the six months ended June 30, 2018 as compared to the same periods in 2017 was primarily a result of increased economic occupancy at 500 West Monroe Street in Chicago, IL.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2018	6/30/2017	6/30/2018	6/30/2017
Net income attributable to Piedmont	$10,942	$23,710	$68,772	$38,814
Net income / (loss) attributable to noncontrolling interest	(2)	(3)	(4)	(6)
Interest expense (1)	15,687	18,421	29,445	36,478
Depreciation (1)	27,107	30,116	54,246	60,940
Amortization (1)	15,229	19,315	31,945	39,721
Loss / (gain) on sale of properties (1)	23	(6,492)	(45,186)	(6,439)
EBITDAre	68,986	85,067	139,218	169,508
(Gain) / loss on extinguishment of debt	—	—	1,680	—
Acquisition costs	—	—	—	6
Net (recoveries) / loss from casualty events (1)	—	(26)	—	32
Core EBITDA	68,986	85,041	140,898	169,546
General & administrative expenses (1)	8,258	7,551	14,810	15,706
Management fee revenue (2)	(200)	(180)	(349)	(510)
Other (income) / expense (1) (3)	(157)	(12)	(388)	25
Property net operating income (accrual basis)	76,887	92,400	154,971	184,767

Deduct net operating (income) / loss from:
Acquisitions (4)	(1,270)	—	(2,132)	—
Dispositions (5)	(205)	(14,269)	(378)	(28,656)
Other investments (6)	(1,044)	(2,555)	(2,482)	(4,778)
Same store net operating income (accrual basis)	$74,368	$75,576	$149,979	$151,333
Change period over period	(1.6)%	N/A	(0.9)%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties and unconsolidated joint ventures.
(2)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(3)
Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income. Certain prior period amounts may have been reclassified to conform to the current period financial statement presentation.

(4)	Acquisitions consist of Norman Pointe I in Bloomington, MN, purchased on December 28, 2017; and 501 West Church Street in Orlando, FL, purchased on February 23, 2018.
(5)
Dispositions consist of Sarasota Commerce Center II in Sarasota, FL, sold on June 16, 2017; Two Independence Square in Washington, DC, sold on July 5, 2017; and the 14-property portfolio sold on January 4, 2018 (comprised of 2300 Cabot Drive in Lisle, IL; Windy Point I and II in Schaumburg, IL; Suwanee Gateway One and land in Suwanee, GA; 1200 Crown Colony Drive in Quincy, MA; Piedmont Pointe I and II in Bethesda, MD; 1075 West Entrance Drive and Auburn Hills Corporate Center in Auburn Hills, MI; 5601 Hiatus Road in Tamarac, FL; 2001 NW 64th Street in Ft. Lauderdale, FL; Desert Canyon 300 in Phoenix, AZ; 5301 Maryland Way in Brentwood, TN; and 2120 West End Avenue in Nashville, TN).

(6)
Other investments consist of our interests in unconsolidated joint ventures, active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page 38. The operating results from 500 TownPark in Lake Mary, FL, and Two Pierce Place in Itasca, IL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

Same Store Net Operating Income (Accrual Basis)
Contributions from Strategic Operating Markets	Three Months Ended				Six Months Ended
	6/30/2018		6/30/2017		6/30/2018		6/30/2017
	$	%	$	%	$	%	$	%
New York (1)	$10,507	14.1	$9,800	13.0	$20,972	14.0	$19,834	13.1
Atlanta	9,496	12.8	9,572	12.7	19,129	12.8	19,281	12.7
Boston	9,189	12.4	8,746	11.6	18,590	12.4	18,870	12.5
Washington, D.C. (2)	9,250	12.4	10,389	13.7	17,557	11.7	20,218	13.4
Dallas (3)	7,350	9.9	8,188	10.8	15,493	10.3	15,870	10.5
Orlando	7,139	9.6	7,458	9.9	14,551	9.7	14,525	9.6
Minneapolis (4)	6,737	9.1	6,202	8.2	13,166	8.8	12,334	8.2
Chicago (5)	6,121	8.2	5,962	7.9	12,512	8.3	11,424	7.5
Other	8,579	11.5	9,259	12.2	18,009	12.0	18,977	12.5
Total	$74,368	100.0	$75,576	100.0	$149,979	100.0	$151,333	100.0

NOTE:
The Company has provided disaggregated financial data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.

(1)
The increase in metropolitan New York Same Store Net Operating Income for the three months and the six months ended June 30, 2018 as compared to the same periods in 2017 was primarily related to increased rental income associated with the commencement of new leases at 400 Bridgewater Crossing in Bridgewater, NJ.

(2)
The decrease in Washington, D.C. Same Store Net Operating Income for the three months and the six months ended June 30, 2018 as compared to the same periods in 2017 was primarily due to the loss of rental income associated with lease expirations at Arlington Gateway in Arlington, VA, and 1201 Eye Street in Washington, D.C., which was partially offset by increased rental income resulting from the commencement of several new leases at One Independence Square in Washington, D.C., and 4250 North Fairfax Drive in Arlington, VA.

(3)
The decrease in Dallas Same Store Net Operating Income for the three months ended June 30, 2018 as compared to the same period in 2017 was primarily due to the downtime between the expiration of a whole-building lease and the commencement of the replacement whole-building lease at 6011 Connection Drive in Irving, TX.

(4)
The increase in Minneapolis Same Store Net Operating Income for the three months and the six months ended June 30, 2018 as compared to the same periods in 2017 was primarily attributable to increased rental income associated with the commencement of new leases at US Bancorp Center in Minneapolis, MN.

(5)
The increase in Chicago Same Store Net Operating Income for the six months ended June 30, 2018 as compared to the same period in 2017 was primarily attributable to increased rental income resulting from the commencement of several new leases, along with the expiration of operating expense recovery abatement periods, at 500 West Monroe Street in Chicago, IL.

Piedmont Office Realty Trust, Inc.
Capitalization Analysis
Unaudited (in thousands except for per share data)

	As of	As of
	June 30, 2018	December 31, 2017

Market Capitalization
Common stock price (1)	$19.93	$19.61
Total shares outstanding	128,371	142,359
Equity market capitalization (1)	$2,558,432	$2,791,659
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,728,195	$1,733,670
Total market capitalization (1)	$4,286,627	$4,525,329
Total debt / Total market capitalization (1)	40.3%	38.3%
Ratios & Information for Debt Holders
Total gross real estate assets (2)	$3,957,079	$4,438,209
Total debt / Total gross real estate assets (2)	43.7%	39.1%
Total debt / Total gross assets (3)	38.1%	34.3%
Average net debt to Core EBITDA (4)	6.2 x	5.6 x

(1)	Reflects common stock closing price, shares outstanding, and outstanding debt as of the end of the reporting period, as appropriate.
(2)	Gross real estate assets is defined as total real estate assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
(3)	Gross assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
(4)
For the purposes of this calculation, we annualize the Core EBITDA for the quarter and use the average daily balance of debt outstanding during the quarter, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the quarter.

Piedmont Office Realty Trust, Inc.
Debt Summary
As of June 30, 2018
Unaudited ($ in thousands)

Floating Rate & Fixed Rate Debt
Debt (1)	Principal Amount Outstanding		Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Floating Rate	$338,000	(3)	3.26%	40.6 months

Fixed Rate	1,390,195		3.82%	53.7 months

Total	$1,728,195		3.71%	51.2 months

Unsecured & Secured Debt
Debt (1)	Principal Amount Outstanding	Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Unsecured	$1,538,000	3.70%	51.7 months

Secured	190,195	3.81%	46.6 months

Total	$1,728,195	3.71%	51.2 months

Debt Maturities
Maturity Year	Secured Debt - Principal Amount Outstanding (1)	Unsecured Debt - Principal Amount Outstanding (1)		Weighted Average Stated Interest Rate (2)		Percentage of Total

2018	$—	$—		N/A		—%
2019	—	—		N/A		—%
2020	—	538,000	(4)	3.23%		31.1%
2021	30,195	—		5.55%	(5)	1.7%
2022	160,000	—		3.48%		9.3%
2023 +	—	1,000,000		3.96%		57.9%

Total	$190,195	$1,538,000		3.71%		100.0%

(1)	All of Piedmont's outstanding debt as of June 30, 2018, was interest-only debt with the exception of the $30.2 million of debt associated with 5 Wall Street located in Burlington, MA.
(2)	Weighted average stated interest rate is calculated based upon the principal amounts outstanding.
(3)
Amount of floating rate debt represents the $238 million outstanding balance as of June 30, 2018 on the $500 million unsecured revolving credit facility and the $100 million in principal amount of the $250 million unsecured term loan that remained unhedged as of June 30, 2018. The $300 million unsecured term loan that closed in 2011 and the $250 million unsecured term loan that closed in 2018 have stated variable rates. However, Piedmont entered into interest rate swap agreements to effectively fix a portion of the aggregate principal balance of the two loans. For the 2011 unsecured term loan, Piedmont entered into $300 million in notional amount of interest rate swap agreements which effectively fix the interest rate on the loan at 3.35% through its maturity date of January 15, 2020, assuming no credit rating change for the company. For the $250 million unsecured term loan, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements and $50 million in notional amount of two-year interest rate swap agreements, resulting in an effectively fixed interest rate a) on $150 million of the term loan at 4.11% through March 29, 2020 and b) on $100 million of the term loan at 4.21% from March 30, 2020 through the loan's maturity date of March 31, 2025, assuming no credit rating change for the Company.

(4)
The initial maturity date of the $500 million unsecured revolving credit facility is June 18, 2019; however, there are two, six-month extension options available under the facility providing for a final extended maturity date of June 18, 2020. For the purposes of this schedule, we reflect the maturity date of the facility as the final extended maturity date of June 2020.

(5)
The $35.0 million fixed-rate loan has a stated interest rate of 5.55%; however, upon acquiring 5 Wall Street and assuming the loan, the Company marked the debt to its estimated fair value as of that time, resulting in an effective interest rate of 3.75%.

Piedmont Office Realty Trust, Inc.
Debt Detail
Unaudited ($ in thousands)

Facility (1)	Property	Stated Rate		Maturity	Principal Amount Outstanding as of June 30, 2018

Secured
$35.0 Million Fixed-Rate Loan (2)	5 Wall Street	5.55%	(3)	9/1/2021	$30,195
$160.0 Million Fixed-Rate Loan	1901 Market Street	3.48%	(4)	7/5/2022	160,000
Subtotal / Weighted Average (5)		3.81%			$190,195

Unsecured
$300.0 Million Unsecured 2011 Term Loan	N/A	3.35%	(6)	1/15/2020	$300,000
$500.0 Million Unsecured Line of Credit (7)	N/A	3.08%	(8)	6/18/2020	238,000
$350.0 Million Unsecured Senior Notes	N/A	3.40%	(9)	6/1/2023	350,000
$400.0 Million Unsecured Senior Notes	N/A	4.45%	(10)	3/15/2024	400,000
$250.0 Million Unsecured Term Loan	N/A	3.95%	(11)	3/31/2025	250,000
Subtotal / Weighted Average (5)		3.70%			$1,538,000

Total Debt - Principal Amount Outstanding / Weighted Average Stated Rate (5)		3.71%			$1,728,195
GAAP Accounting Adjustments (12)					(7,349)
Total Debt - GAAP Amount Outstanding					$1,720,846

(1)	All of Piedmont’s outstanding debt as of June 30, 2018, was interest-only debt with the exception of the $30.2 million of debt associated with 5 Wall Street located in Burlington, MA.
(2)	The loan is amortizing based on a 25-year amortization schedule.
(3)
The loan has a stated interest rate of 5.55%; however, upon acquiring 5 Wall Street and assuming the loan, the Company marked the debt to its estimated fair value as of that time, resulting in an effective interest rate of 3.75%.

(4)	The stated interest rate on the $160 million fixed-rate loan is 3.48%. After the application of interest rate hedges, the effective cost of the financing is approximately 3.58%.
(5)	Weighted average is based on the principal amounts outstanding and interest rates at June 30, 2018.
(6)
The $300 million unsecured term loan that closed in 2011 has a stated variable rate; however, Piedmont entered into interest rate swap agreements which effectively fix the interest rate on this loan at 3.35% through its maturity date of January 15, 2020, assuming no credit rating change for the Company.

(7)
All of Piedmont’s outstanding debt as of June 30, 2018, was term debt with the exception of $238 million outstanding on our unsecured revolving credit facility. The $500 million unsecured revolving credit facility has an initial maturity date of June 18, 2019; however, there are two, six-month extension options available under the facility providing for a total extension of up to one year to June 18, 2020. The final extended maturity date is presented on this schedule.

(8)
The interest rate presented for the $500 million unsecured revolving credit facility is the weighted average interest rate for all outstanding draws as of June 30, 2018. Piedmont may select from multiple interest rate options with each draw under the facility, including the prime rate and various length LIBOR locks. The base interest rate associated with each LIBOR interest period selection is subject to an additional spread (1.00% as of June 30, 2018) based on Piedmont’s then current credit rating.

(9)
The $350 million unsecured senior notes were offered for sale at 99.601% of the principal amount. The resulting effective cost of the financing is approximately 3.45% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 3.43%.

(10)
The $400 million unsecured senior notes were offered for sale at 99.791% of the principal amount. The resulting effective cost of the financing is approximately 4.48% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 4.10%.

(11)
The $250 million unsecured term loan that closed during the first quarter of 2018 has a stated variable rate; however, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements and $50 million in notional amount of two-year interest rate swap agreements, resulting in an effectively fixed interest rate a) on $150 million of the term loan at 4.11% through March 29, 2020 and b) on $100 million of the term loan at 4.21% from March 30, 2020 through the loan's maturity date of March 31, 2025, assuming no credit rating change for the Company. For the portion of the loan that continues to have a variable interest rate, Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The base interest rate associated with each LIBOR interest period selection is subject to an additional spread (1.60% as of June 30, 2018) based on Piedmont's then current credit rating.

(12)
The GAAP accounting adjustments relate to original issue discounts, third-party fees, and lender fees resulting from the procurement processes for our various debt facilities, along with debt fair value adjustments associated with the assumed 5 Wall Street debt. The original issue discounts and fees, along with the debt fair value adjustments, are amortized to interest expense over the contractual term of the related debt.

Piedmont Office Realty Trust, Inc.
Debt Covenant & Ratio Analysis (for Debt Holders)
As of June 30, 2018
Unaudited

		Three Months Ended
Bank Debt Covenant Compliance (1)	Required	6/30/2018	3/31/2018	12/31/2017	9/30/2017	06/30/2017

Maximum leverage ratio	0.60	0.37	0.35	0.34	0.34	0.38
Minimum fixed charge coverage ratio (2)	1.50	4.29	4.38	4.29	4.24	4.19
Maximum secured indebtedness ratio	0.40	0.04	0.04	0.04	0.04	0.06
Minimum unencumbered leverage ratio	1.60	2.79	2.93	3.09	3.09	2.79
Minimum unencumbered interest coverage ratio (3)	1.75	4.82	5.05	5.11	5.15	5.01

		Three Months Ended
Bond Covenant Compliance (4)	Required	6/30/2018	3/31/2018	12/31/2017	9/30/2017	06/30/2017

Total debt to total assets	60% or less	43.5%	42.7%	38.9%	38.1%	43.1%
Secured debt to total assets	40% or less	4.8%	4.8%	4.3%	4.3%	6.9%
Ratio of consolidated EBITDA to interest expense	1.50 or greater	5.02	5.07	4.95	4.93	4.97
Unencumbered assets to unsecured debt	150% or greater	240%	244%	269%	276%	248%

	Three Months Ended	Six Months Ended	Twelve Months Ended
Other Debt Coverage Ratios for Debt Holders	June 30, 2018	June 30, 2018	December 31, 2017

Average net debt to core EBITDA (5)	6.2 x	5.8 x	5.8 x
Fixed charge coverage ratio (6)	4.2 x	4.6 x	4.7 x
Interest coverage ratio (7)	4.3 x	4.7 x	4.7 x

(1)	Bank debt covenant compliance calculations relate to specific calculations detailed in the relevant credit agreements.
(2)
Defined as EBITDA for the trailing four quarters (including the Company's share of EBITDA from unconsolidated interests), excluding one-time or non-recurring gains or losses, less a $0.15 per square foot capital reserve, and excluding the impact of straight line rent leveling adjustments and amortization of intangibles divided by the Company's share of fixed charges, as more particularly described in the credit agreements. This definition of fixed charge coverage ratio as prescribed by our credit agreements is different from the fixed charge coverage ratio definition employed elsewhere within this report.

(3)
Defined as net operating income for the trailing four quarters for unencumbered assets (including the Company's share of net operating income from partially-owned entities and subsidiaries that are deemed to be unencumbered) less a $0.15 per square foot capital reserve divided by the Company's share of interest expense associated with unsecured financings only, as more particularly described in the credit agreements.

(4)
Bond covenant compliance calculations relate to specific calculations prescribed in the relevant debt agreements. Please refer to the Indenture dated May 9, 2013, and the Indenture and the Supplemental Indenture dated March 6, 2014, for detailed information about the calculations.

(5)
For the purposes of this calculation, we use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

(6)
Fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during the periods ended June 30, 2018 and December 31, 2017. The Company had capitalized interest of $346,488 for the three months ended June 30, 2018, $453,361 for the six months ended June 30, 2018, and $189,482 for the twelve months ended December 31, 2017. The Company had principal amortization of $239,331 for the three months ended June 30, 2018, $475,372 for the six months ended June 30, 2018, and $912,157 for the twelve months ended December 31, 2017.

(7)
Interest coverage ratio is calculated as Core EBITDA divided by the sum of interest expense and capitalized interest. The Company had capitalized interest of $346,488 for the three months ended June 30, 2018, $453,361 for the six months ended June 30, 2018, and $189,482 for the twelve months ended December 31, 2017.

Piedmont Office Realty Trust, Inc.
Tenant Diversification (1)
As of June 30, 2018
(in thousands except for number of properties)

Tenant	Credit Rating (2)	Number of Properties	Lease Expiration (3)		Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
State of New York	AA+ / Aa1	1	2019		$26,252	5.2	481	3.3
US Bancorp	A+ / A1	3	2023 / 2024		24,671	4.9	784	5.4
Independence Blue Cross	No Rating Available	1	2033		18,731	3.7	801	5.5
GE	A / A2	1	2027		17,087	3.4	452	3.1
U.S. Government	AA+ / Aaa	5	2018 - 2032	(4)	11,686	2.3	251	1.7
City of New York	AA / Aa2	1	2020		10,984	2.2	313	2.1
Nestle	AA- / Aa2	1	2021		10,753	2.2	349	2.4
Motorola	BBB- / Baa3	1	2028		8,566	1.7	206	1.4
Harvard University	AAA / Aaa	2	2032 / 2033		7,937	1.6	129	0.9
District of Columbia	AA+ / Aa1	2	2028		7,421	1.5	146	1.0
Raytheon	A / A3	2	2024		6,415	1.3	440	3.0
Nuance Communications	BB- / Ba3	1	2030		6,319	1.3	201	1.4
Schlumberger Technology	AA- / A1	1	2028		6,041	1.2	163	1.1
Epsilon Data Management	No Rating Available	1	2026		5,956	1.2	222	1.5
First Data Corporation	B+ / Ba3	1	2027		5,909	1.2	195	1.3
CVS Caremark	BBB / Baa1	1	2022		5,786	1.2	208	1.4
SunTrust Bank	BBB+ / Baa1	3	2019 / 2025	(5)	5,658	1.1	145	1.0
International Food Policy Research Institute	No Rating Available	1	2029		5,581	1.1	102	0.7
Technip	BBB+ / Baa2	1	2018		5,551	1.1	150	1.0
Gartner	BB / Ba2	2	2034		5,409	1.1	180	1.2
Applied Predictive Technologies	A / A2	1	2028		4,849	1.0	113	0.8
Other			Various		293,016	58.5	8,621	58.8
Total					$500,578	100.0	14,652	100.0

Tenant Diversification
Percentage of Annualized Leased Revenue (%)
June 30, 2018 as compared to December 31, 2017

(1)	This schedule presents all tenants contributing 1.0% or more to Annualized Lease Revenue.
(2)
Credit rating may reflect the credit rating of the parent or a guarantor. When available, both the Standard & Poor's credit rating and the Moody's credit rating are provided. The absence of a credit rating for a tenant is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating.

(3)	Unless otherwise indicated, Lease Expiration represents the expiration year of the majority of the square footage leased by the tenant.
(4)
There are several leases with several different agencies of the U.S. Government with expiration years ranging from 2018 to 2032. Of the total population of U.S. Government leases, leases contributing 2.0% to Annualized Lease Revenue expire in 2025 and after.

(5)	Of the total amount of space leased to the tenant, the leases for approximately 129,000 square feet expire in 2019 and the lease for approximately 16,000 square feet expires in 2025.

Piedmont Office Realty Trust, Inc.
Tenant Credit Rating & Lease Distribution Information
As of June 30, 2018

Tenant Credit Rating (1)

Rating Level	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)

AAA / Aaa	$23,120	4.6
AA / Aa	75,048	15.0
A / A	83,194	16.6
BBB / Baa	54,060	10.8
BB / Ba	32,787	6.5
B / B	18,841	3.8
Below	5,262	1.1
Not rated (2)	208,266	41.6
Total	$500,578	100.0

Lease Distribution

Lease Size	Number of Leases	Percentage of Leases (%)	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage (%)

2,500 or Less	243	32.5	$23,817	4.8	201	1.4
2,501 - 10,000	262	35.1	46,750	9.3	1,349	9.2
10,001 - 20,000	90	12.1	41,424	8.3	1,244	8.5
20,001 - 40,000	72	9.6	72,332	14.4	2,078	14.2
40,001 - 100,000	42	5.6	90,444	18.1	2,544	17.3
Greater than 100,000	38	5.1	225,811	45.1	7,236	49.4
Total	747	100.0	$500,578	100.0	14,652	100.0

(1)
Credit rating may reflect the credit rating of the parent or a guarantor. Where differences exist between the Standard & Poor's credit rating for a tenant and the Moody's credit rating for a tenant, the higher credit rating is selected for this analysis.

(2)
The classification of a tenant as "not rated" is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating. Included in this category are such tenants as Independence Blue Cross, Piper Jaffray, Brother International, and RaceTrac Petroleum.

Piedmont Office Realty Trust, Inc.
Leased Percentage Information
(in thousands)

	Three Months Ended			Three Months Ended
	June 30, 2018			June 30, 2017
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of March 31, 20xx	14,765	16,172	91.3%	17,925	19,599	91.5%
Leases signed during the period	424			362
Less: lease renewals signed during period	(284)			(170)
New leases signed during period	140			192
Less: new leases signed during period for currently occupied space	(75)			(63)
New leases commencing during period	65			129
Leases expired during period and other	(178)	4		(213)	—
Subtotal	14,652	16,176	90.6%	17,841	19,599	91.0%
Acquisitions and properties placed in service during period (2)				—	—
Dispositions and properties taken out of service during period (2)				(137)	(149)
As of June 30, 20xx	14,652	16,176	90.6%	17,704	19,450	91.0%

	Six Months Ended			Six Months Ended
	June 30, 2018			June 30, 2017
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of December 31, 20xx	17,091	19,061	89.7%	17,996	19,581	91.9%
Leases signed during period	765			756
Less: lease renewals signed during period	(476)			(411)
New leases signed during period	289			345
Less: new leases signed during period for currently occupied space	(76)			(117)
New leases commencing during period	213			228
Leases expired during period and other	(393)	4		(383)	18
Subtotal	16,911	19,065	88.7%	17,841	19,599	91.0%
Acquisitions and properties placed in service during period (2)	182	182		—	—
Dispositions and properties taken out of service during period (2)	(2,441)	(3,071)		(137)	(149)
As of June 30, 20xx	14,652	16,176	90.6%	17,704	19,450	91.0%

Same Store Analysis
Less acquisitions / dispositions after June 30, 2017 and developments / redevelopments (2) (3)	(333)	(396)	84.1%	(3,136)	(3,678)	85.3%
Same Store Leased Percentage	14,319	15,780	90.7%	14,568	15,772	92.4%

(1)
Calculated as square footage associated with commenced leases as of period end with the addition of square footage associated with uncommenced leases for spaces vacant as of period end, divided by total rentable square footage as of period end, expressed as a percentage.

(2)	For additional information on acquisitions and dispositions completed during the last year and current developments and redevelopments, please refer to pages 37 and 38, respectively.
(3)
Dispositions completed during the previous twelve months are deducted from the previous period data and acquisitions completed during the previous twelve months are deducted from the current period data. Redevelopments commenced during the previous twelve months are deducted from the previous period data and developments and redevelopments placed in service during the previous twelve months are deducted from the current period data.

Piedmont Office Realty Trust, Inc.
Rental Rate Roll Up / Roll Down Analysis (1)
(in thousands)

	Three Months Ended
	June 30, 2018
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	344	81.3%	2.1%	(1.3)%	(3.2)%	(5)
Leases executed for spaces excluded from analysis (6)	80	18.7%

	Six Months Ended
	June 30, 2018
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	631	82.5%	3.9%	3.6%	8.5%	(5)
Leases executed for spaces excluded from analysis (6)	134	17.5%

(1)
The population analyzed consists of consolidated office leases executed during the period with lease terms of greater than one year. Leases associated with storage spaces, management offices, newly acquired assets for which there is less than one year of operating history, and unconsolidated joint venture assets are excluded from this analysis.

(2)
For the purposes of this analysis, the last twelve months of cash paying rents of the previous leases are compared to the first twelve months of cash paying rents of the new leases in order to calculate the percentage change.

(3)
For the purposes of this analysis, the accrual basis rents of the previous leases are compared to the accrual basis rents of the new leases in order to calculate the percentage change. For newly signed leases which have variations in accrual basis rents, whether because of known future expansions, contractions, lease expense recovery structure changes, or other similar reasons, the weighted average of such varying accrual basis rents is used for the purposes of this analysis.

(4)
For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.

(5)
The results for the second quarter of 2018 and the six months ended June 30, 2018 were influenced by one large transaction, the 226,000 square foot lease extension and expansion with Schlumberger Technology Corporation at 1430 Enclave Parkway in Houston, TX. If the effects of this transaction were to be removed, the percentage change in cash and accrual rents for the second quarter of 2018 would be 0.9% and 7.2%, respectively, and the same measures for the six months ended June 30, 2018 would be 7.0% and 18.1%, respectively.

(6)
Represents leases signed at our consolidated office assets that do not qualify for inclusion in the analysis primarily because the spaces for which the new leases were signed had been vacant for more than one year.

Piedmont Office Realty Trust, Inc.
Lease Expiration Schedule
As of June 30, 2018
(in thousands)

Expiration Year	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Vacant	$—	—	1,524	9.4
2018 (2)	8,953	1.8	253	1.6
2019 (3)	60,199	12.0	1,587	9.8
2020	37,321	7.5	1,220	7.5
2021	29,316	5.9	917	5.7
2022	40,218	8.0	1,221	7.5
2023	34,247	6.8	1,108	6.8
2024	60,390	12.1	2,173	13.4
2025	21,794	4.4	628	3.9
2026	30,121	6.0	915	5.7
2027	44,798	8.9	1,243	7.7
2028	44,680	8.9	1,130	7.0
2029	21,809	4.4	564	3.5
2030	14,560	2.9	387	2.4
Thereafter	52,172	10.4	1,306	8.1
Total / Weighted Average	$500,578	100.0	16,176	100.0

Average Lease Term Remaining
6/30/2018	6.7 years
12/31/2017	6.5 years

(1)
Annualized rental income associated with each newly executed lease for currently occupied space is incorporated herein only at the expiration date for the current lease. Annualized rental income associated with each such new lease is removed from the expiry year of the current lease and added to the expiry year of the new lease. These adjustments effectively incorporate known roll ups and roll downs into the expiration schedule.

(2)	Includes leases with an expiration date of June 30, 2018, comprised of approximately 1,600 square feet and Annualized Lease Revenue of $48,000.
(3)
Leases and other revenue-producing agreements on a month-to-month basis, comprised of approximately 3,600 square feet and Annualized Lease Revenue of $0.2 million, are assigned a lease expiration date of a year and a day beyond the period end date.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Quarter
As of June 30, 2018
(in thousands)

	Q3 2018 (1)		Q4 2018		Q1 2019		Q2 2019
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)

Atlanta	13	$401	13	$329	18	$585	135	$3,975
Boston	3	45	52	1,708	—	—	—	—
Chicago	—	—	—	—	—	—	—	—
Dallas	42	821	31	833	9	280	36	1,083
Minneapolis	3	136	—	—	—	5	19	448
New York	—	—	—	22	480	26,253	9	580
Orlando	4	105	1	51	14	487	41	1,352
Washington, D.C.	—	—	4	228	—	—	16	719
Other	—	—	87	3,234	—	—	—	—
Total / Weighted Average (3)	65	$1,508	188	$6,405	521	$27,610	256	$8,157

(1)	Includes leases with an expiration date of June 30, 2018, comprised of approximately 1,600 square feet and expiring lease revenue of $52,000. No such adjustments are made to other periods presented.
(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on the previous page as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Year
As of June 30, 2018
(in thousands)

	12/31/2018 (1)		12/31/2019		12/31/2020		12/31/2021		12/31/2022
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)
Atlanta	26	$730	433	$12,174	184	$4,765	130	$3,731	370	$10,413
Boston	55	1,753	6	200	158	3,594	78	1,575	91	4,109
Chicago	—	—	10	448	17	431	—	—	6	289
Dallas	73	1,654	182	5,757	135	3,900	104	3,114	405	12,176
Minneapolis	3	136	142	4,385	112	4,268	91	3,119	62	2,190
New York	—	22	492	27,053	497	15,756	92	4,309	79	2,676
Orlando	5	156	272	9,341	50	1,253	34	999	112	3,454
Washington, D.C.	4	228	50	2,243	67	3,358	89	4,206	96	5,024
Other	87	3,234	—	—	—	—	299	9,281	—	2
Total / Weighted Average (3)	253	$7,913	1,587	$61,601	1,220	$37,325	917	$30,334	1,221	$40,333

(1)	Includes leases with an expiration date of June 30, 2018, comprised of approximately 1,600 square feet and expiring lease revenue of $52,000. No such adjustments are made to other periods presented.
(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on page 29 as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Capital Expenditures & Commitments
For the quarter ended June 30, 2018
Unaudited (in thousands)

	For the Three Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Non-incremental
Building / construction / development	$546	$804	$2,081	$984	$2,883
Tenant improvements	4,718	5,965	3,909	2,450	4,619
Leasing costs	4,914	1,184	7,473	1,795	1,571
Total non-incremental	10,178	7,953	13,463	5,229	9,073
Incremental
Building / construction / development	6,030	2,429	4,932	2,365	1,689
Tenant improvements	2,734	5,671	4,317	9,501	12,345
Leasing costs	1,681	1,110	2,412	2,359	3,251
Total incremental	10,445	9,210	11,661	14,225	17,285
Total capital expenditures	$20,623	$17,163	$25,124	$19,454	$26,358

Non-incremental tenant improvement commitments (1)
Non-incremental tenant improvement commitments outstanding as of March 31, 2018		$34,704
New non-incremental tenant improvement commitments related to leases executed during period		10,985
Non-incremental tenant improvement expenditures	(4,718)
Tenant improvement expenditures fulfilled through accrued liabilities already presented on Piedmont's balance sheet, expired commitments or other adjustments	(974)
Non-incremental tenant improvement commitments fulfilled, expired or other adjustments		(5,692)
Total as of June 30, 2018		$39,997

NOTE:	The information presented on this page is for all consolidated assets.
(1)
Commitments are unexpired contractual non-incremental tenant improvement obligations for leases executed in current and prior periods that have not yet been incurred, are due over the next five years, and have not otherwise been presented on Piedmont's financial statements. The four largest commitments total approximately $27.3 million, or 68% of the total outstanding commitments.

Piedmont Office Realty Trust, Inc.
Contractual Tenant Improvements and Leasing Commissions

	Three Months Ended June 30, 2018		Six Months Ended June 30, 2018		For the Year Ended							2013 to YTD 2018 (Weighted Average or Total)
					2017	2016	2015		2014		2013
Renewal Leases
Number of leases	18		41		64	79	74		56		56	370
Square feet	283,772		475,350		1,198,603	880,289	1,334,398		959,424		2,376,177	7,224,241
Tenant improvements per square foot (1)	$28.40		$24.56		$7.84	$7.36	$16.91		$19.02		$14.24	$14.15
Leasing commissions per square foot	$12.34		$9.04		$4.80	$5.76	$8.29		$8.33		$4.66	$6.27
Total per square foot	$40.74		$33.60		$12.64	$13.12	$25.20		$27.35		$18.90	$20.42
Tenant improvements per square foot per year of lease term	$4.27		$4.15		$1.84	$1.35	$2.90		$2.97		$1.88	$2.29
Leasing commissions per square foot per year of lease term	$1.85		$1.53		$1.12	$1.05	$1.42		$1.30		$0.62	$1.01
Total per square foot per year of lease term	$6.12	(2)	$5.68	(2)	$2.96	$2.40	$4.32	(3)	$4.27	(4)	$2.50	$3.30
New Leases
Number of leases	22		40		74	93	90		98		87	482
Square feet	139,785		288,780		855,069	1,065,630	1,563,866		1,142,743		1,050,428	5,966,516
Tenant improvements per square foot (1)	$34.52		$30.21		$41.19	$40.78	$60.41		$34.46		$35.74	$43.38
Leasing commissions per square foot	$16.24		$14.98		$15.90	$15.13	$20.23		$15.19		$12.94	$16.19
Total per square foot	$50.76		$45.19		$57.09	$55.91	$80.64		$49.65		$48.68	$59.57
Tenant improvements per square foot per year of lease term	$3.76		$3.71		$4.73	$5.01	$5.68		$3.78		$4.17	$4.75
Leasing commissions per square foot per year of lease term	$1.77		$1.84		$1.83	$1.86	$1.90		$1.66		$1.51	$1.77
Total per square foot per year of lease term	$5.53		$5.55		$6.56	$6.87	$7.58	(5)	$5.44		$5.68	$6.52
Total
Number of leases	40		81		138	172	164		154		143	852
Square feet	423,557		764,130		2,053,672	1,945,919	2,898,264		2,102,167		3,426,605	13,190,757
Tenant improvements per square foot (1)	$30.42		$26.69		$21.73	$25.66	$40.38		$27.41		$20.83	$27.37
Leasing commissions per square foot	$13.63		$11.29		$9.42	$10.89	$14.73		$12.06		$7.20	$10.76
Total per square foot	$44.05		$37.98		$31.15	$36.55	$55.11		$39.47		$28.03	$38.13
Tenant improvements per square foot per year of lease term	$4.06		$3.95		$3.55	$3.70	$4.79		$3.48		$2.64	$3.64
Leasing commissions per square foot per year of lease term	$1.82		$1.67		$1.54	$1.57	$1.75		$1.53		$0.91	$1.43
Total per square foot per year of lease term	$5.88	(2)	$5.62	(2)	$5.09	$5.27	$6.54	(5)	$5.01	(4)	$3.55	$5.07
Less Adjustment for Current Period Commitment Expirations (6)
Expired tenant improvements (not paid out) per square foot	-$2.78		-$7.69		-$2.73	-$1.12	-$2.77		-$5.60		-$5.47	-$3.96

Adjusted total per square foot	$41.27		$30.29		$28.42	$35.43	$52.34		$33.87		$22.56	$34.17
Adjusted total per square foot per year of lease term	$5.51		$4.48		$4.65	$5.11	$6.21		$4.30		$2.86	$4.54

NOTE:	This information is presented for our consolidated office assets only and excludes activity associated with storage and license spaces.
(1)
For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.

(2)
During the second quarter of 2018, we completed one large, renewal and expansion lease transaction with a significant capital commitment with Schlumberger Technology Corporation at 1430 Enclave Parkway in Houston, TX. If the costs associated with this lease were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases and total leases completed during the second quarter of 2018 would be $4.14 and $4.83, respectively, and the same measures for the six months ended June 30, 2018 would be $4.56 and $5.08, respectively.

(3)
The average committed capital cost per square foot per year of lease term for renewal leases completed during 2015 was higher than our historical performance on this measure primarily as a result of four large lease renewals, two of which were completed in the Washington, D.C. market, that involved higher capital commitments. If the costs associated with those renewals were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases completed during 2015 would be $3.33.

(4)
During 2014, we completed one large, 15-year lease renewal and expansion with a significant capital commitment with Jones Lang LaSalle at Aon Center in Chicago, IL. If the costs associated with this lease were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases and total leases completed during 2014 would be $2.12 and $4.47, respectively.

(5)
During 2015, we completed seven new leases in Washington, D.C., and Chicago, IL, comprising 680,035 square feet with above-average capital commitments. If the costs associated with those new leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for new leases and total leases completed during 2015 would be $5.42 and $4.88, respectively.

(6)
The Company has historically reported capital committed in leasing transactions at lease signing with no subsequent updates for variations and/or changes in tenants' uses of tenant improvement allowances. Many times, tenants do not use the full allowance provided in their leases or let portions of their tenant improvement allowances expire. In an effort to provide additional clarity on the actual cost of completed leasing transactions, tenant improvement allowances that expired in the current period or can no longer be used by tenants is disclosed in this section and are deducted from the current period's capital commitments per square foot of leased space in an effort to provide a better estimation of leasing transaction costs over time.

Piedmont Office Realty Trust, Inc.
Geographic Diversification
As of June 30, 2018
($ and square footage in thousands)

Location	Number of Properties	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Leased Square Footage	Percent Leased (%)
Washington, D.C.	7	$71,575	14.3	1,947	12.0	1,427	73.3
New York	4	69,585	13.9	1,772	11.0	1,727	97.5
Atlanta	7	61,130	12.2	2,249	13.9	2,169	96.4
Minneapolis	5	57,809	11.5	1,836	11.4	1,727	94.1
Dallas	10	54,212	10.8	2,114	13.1	1,887	89.3
Orlando	6	51,853	10.4	1,755	10.8	1,668	95.0
Boston	9	47,522	9.5	1,594	9.8	1,535	96.3
Chicago	1	40,492	8.1	967	6.0	922	95.3
Other	4	46,400	9.3	1,942	12.0	1,590	81.9
Total / Weighted Average	53	$500,578	100.0	16,176	100.0	14,652	90.6

Piedmont Office Realty Trust, Inc.
Geographic Diversification by Location Type
As of June 30, 2018
(square footage in thousands)

		CBD / URBAN INFILL				SUBURBAN				TOTAL
Location	State	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Washington, D.C.	DC, VA, MD	7	14.3	1,947	12.0	—	—	—	—	7	14.3	1,947	12.0
New York	NY, NJ	1	9.8	1,033	6.4	3	4.1	739	4.6	4	13.9	1,772	11.0
Atlanta	GA	6	11.4	2,111	13.0	1	0.8	138	0.9	7	12.2	2,249	13.9
Minneapolis	MN	1	6.6	937	5.8	4	4.9	899	5.6	5	11.5	1,836	11.4
Dallas	TX	2	2.9	440	2.7	8	7.9	1,674	10.4	10	10.8	2,114	13.1
Orlando	FL	4	8.8	1,445	8.9	2	1.6	310	1.9	6	10.4	1,755	10.8
Boston	MA	2	2.5	174	1.1	7	7.0	1,420	8.7	9	9.5	1,594	9.8
Chicago	IL	1	8.1	967	6.0	—	—	—	—	1	8.1	967	6.0
Other		2	7.0	1,328	8.3	2	2.3	614	3.7	4	9.3	1,942	12.0
Total / Weighted Average		26	71.4	10,382	64.2	27	28.6	5,794	35.8	53	100.0	16,176	100.0

Piedmont Office Realty Trust, Inc.
Industry Diversification
As of June 30, 2018
($ and square footage in thousands)

				Percentage of
	Number of	Percentage of Total	Annualized Lease	Annualized Lease	Leased Square	Percentage of Leased
Industry	Tenants	Tenants (%)	Revenue	Revenue (%)	Footage	Square Footage (%)
Governmental Entity	6	1.0	$56,285	11.2	1,140	7.8
Business Services	69	11.4	52,284	10.4	1,630	11.1
Depository Institutions	17	2.8	39,720	7.9	1,197	8.2
Engineering, Accounting, Research, Management & Related Services	71	11.7	34,996	7.0	1,030	7.0
Insurance Carriers	15	2.5	27,997	5.6	1,089	7.4
Legal Services	47	7.7	22,088	4.4	674	4.6
Communications	40	6.6	19,198	3.8	559	3.8
Nondepository Credit Institutions	13	2.1	18,660	3.7	499	3.4
Security & Commodity Brokers, Dealers, Exchanges & Services	40	6.6	17,738	3.5	518	3.5
Electronic & Other Electrical Equipment & Components, Except Computer	11	1.8	16,974	3.4	467	3.2
Real Estate	35	5.8	16,892	3.4	499	3.4
Eating & Drinking Places	41	6.8	15,099	3.0	456	3.1
Automotive Repair, Services & Parking	8	1.3	14,339	2.9	4	—
Holding and Other Investment Offices	28	4.6	12,633	2.5	390	2.7
Measuring, Analyzing, And Controlling Instruments; Medical and Other Goods	6	1.0	11,353	2.3	613	4.2
Other	160	26.3	124,322	25.0	3,887	26.6
Total	607	100.0	$500,578	100.0	14,652	100.0

Piedmont Office Realty Trust, Inc.
Property Investment Activity
As of June 30, 2018
($ and square footage in thousands)

Acquisitions Over Previous Eighteen Months

Property	Location	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
Norman Pointe I	Bloomington, MN	12/28/2017	100	2000	$35,159	214	71
501 West Church Street	Orlando, FL	2/23/2018	100	2003	28,000	182	100
Total / Weighted Average					$63,159	396	84

Dispositions Over Previous Eighteen Months

Property	Location	Disposition Date	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
Sarasota Commerce Center II	Sarasota, FL	6/16/2017	100	1999	$23,500	149	92
Two Independence Square	Washington, DC	7/5/2017	100	1991	359,600	606	100
8560 Upland Drive (1)	Englewood, CO	7/27/2017	72	2001	17,600	149	100
14-Property Portfolio Sale (2)	Various	1/4/2018	100	Various	430,385	2,585	76
Total / Weighted Average					$831,085	3,489	82

(1)
The sale price and rentable square footage presented for 8560 Upland Drive are gross figures and have not been adjusted for Piedmont's ownership percentage; however, the weighted average percent leased at disposition for dispositions completed over the previous eighteen months includes this property at the Company's pro rata share of ownership.

(2)
On January 4, 2018, Piedmont completed the disposition of a 14-property portfolio comprised of 2300 Cabot Drive in Lisle, IL; Windy Point I and II in Schaumburg, IL; Suwanee Gateway One and land in Suwanee, GA; 1200 Crown Colony Drive in Quincy, MA; Piedmont Pointe I and II in Bethesda, MD; 1075 West Entrance Drive and Auburn Hills Corporate Center in Auburn Hills, MI; 5601 Hiatus Road in Tamarac, FL; 2001 NW 64th Street in Ft. Lauderdale, FL; Desert Canyon 300 in Phoenix, AZ; 5301 Maryland Way in Brentwood, TN; and 2120 West End Avenue in Nashville, TN. The sale price presented for the 14-property portfolio includes a $4.5 million earnout payment attributable to approximately 150,000 square feet of additional "in-process" leasing activity that was completed at the properties subsequent to the sale.

Piedmont Office Realty Trust, Inc.
Other Investments
As of June 30, 2018
($ and square footage in thousands)

Developable Land Parcels

Property	Location	Adjacent Piedmont Property	Acres	Real Estate Book Value
Gavitello	Atlanta, GA	The Medici	2.0	$2,682
Glenridge Highlands Three	Atlanta, GA	Glenridge Highlands One and Two	3.0	1,940
State Highway 161	Irving, TX	Las Colinas Corporate Center I and II, 161 Corporate Center	4.5	3,320
Royal Lane	Irving, TX	6011, 6021 and 6031 Connection Drive	10.6	2,834
John Carpenter Freeway	Irving, TX	750 West John Carpenter Freeway	3.5	1,000
TownPark	Lake Mary, FL	400 and 500 TownPark	18.9	6,276
Total			42.5	$18,052

Development and / or Redevelopment Projects in Process

Property	Location	Adjacent Piedmont Property	Construction Type	Targeted Completion Date	Percent Leased (%)	Square Feet	Current Asset Basis (Accrual)	Project Capital Expended (Cash)	Estimated Additional Capital Required (Cash)
Two Pierce Place	Itasca, IL	Not Applicable	Redevelopment	Q4 2018 (1)	39	486.5	$63.7 million	$10.0 million	$4.1 million

(1)	The majority of the project will be completed in the early part of the third quarter of 2018; however, several elements will not be completed until the fourth quarter of 2018.

Piedmont Office Realty Trust, Inc.
Supplemental Definitions

Included below are definitions of various terms used throughout this supplemental report, including definitions of certain non-GAAP financial measures and the reasons why the Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations. Reconciliations of any non-GAAP financial measures defined below are included beginning on page 41.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Annualized Lease Revenue ("ALR"): ALR is calculated by multiplying (i) rental payments (defined as base rent plus operating expense reimbursements, if payable by the tenant on a monthly basis under the terms of a lease that has been executed, but excluding a) rental abatements and b) rental payments related to executed but not commenced leases for space that was covered by an existing lease), by (ii) 12. In instances in which contractual rents or operating expense reimbursements are collected on an annual, semi-annual, or quarterly basis, such amounts are multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that have been executed but not commenced relating to un-leased space, ALR is calculated by multiplying (i) the monthly base rental payment (excluding abatements) plus any operating expense reimbursements for the initial month of the lease term, by (ii) 12. Unless stated otherwise, this measure excludes revenues associated with our unconsolidated joint venture properties and development / re-development properties, if any.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

EBITDA: EBITDA is defined as net income before interest, taxes, depreciation and amortization.
EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Gross Assets: Gross Assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
Gross Real Estate Assets: Gross Real Estate Assets is defined as total real estate assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
Incremental Capital Expenditures: Incremental Capital Expenditures are defined as capital expenditures of a non-recurring nature that incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives ("Leasing Costs") incurred to lease space that was vacant at acquisition, Leasing Costs for spaces vacant for greater than one year, Leasing Costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building, renovations that change the underlying classification of a building, and deferred building maintenance capital identified at and completed shortly after acquisition are included in this measure.

NOI from Unconsolidated Joint Ventures: NOI from Unconsolidated Joint Ventures is defined as Property NOI attributable to our interests in properties owned through unconsolidated partnerships. We present this measure on an accrual basis and a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. NOI from Unconsolidated Joint Ventures is a non-GAAP measure and therefore may not be comparable to similarly defined data provided by other REITs.

Non-Incremental Capital Expenditures: Non-Incremental Capital Expenditures are defined as capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure, in addition to other capital expenditures that qualify as Incremental Capital Expenditures, as defined above.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to unconsolidated joint venture and land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.

Same Store Properties: Same Store Properties is defined as those properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store Properties excludes unconsolidated joint venture and land assets.

Piedmont Office Realty Trust, Inc.
Research Coverage

Equity Research Coverage

Barry Oxford	Daniel Ismail	Anthony Paolone, CFA
D.A. Davidson & Company	Green Street Advisors	JP Morgan
260 Madison Avenue, 8th Floor	660 Newport Center Drive, Suite 800	383 Madison Avenue
New York, NY 10016	Newport Beach, CA 92660	34th Floor
Phone: (212) 240-9871	Phone: (949) 640-8780	New York, NY 10179
Phone: (212) 622-6682

David Rodgers, CFA	John W. Guinee, III	Michael Lewis, CFA
Robert W. Baird & Co.	Stifel, Nicolaus & Company	SunTrust Robinson Humphrey
200 Public Square	One South Street	711 Fifth Avenue, 14th Floor
Suite 1650	16th Floor	New York, NY 10022
Cleveland, OH 44139	Baltimore, MD 21202	Phone: (212) 319-5659
Phone: (216) 737-7341	Phone: (443) 224-1307

Fixed Income Research Coverage

Mark S. Streeter, CFA
JP Morgan
383 Madison Avenue
3rd Floor
New York, NY 10179
Phone: (212) 834-5086

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations Reconciliations
Unaudited (in thousands)

	Three Months Ended					Six Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017	6/30/2018	6/30/2017

GAAP net income applicable to common stock	$10,942	$57,830	$(31,383)	$126,133	$23,710	$68,772	$38,814
Depreciation (1) (2)	26,894	26,969	28,242	29,774	29,932	53,863	60,561
Amortization (1)	15,229	16,716	17,499	18,107	19,315	31,945	39,721
Impairment loss (1)	—	—	46,461	—	—	—	—
Loss / (gain) on sale of properties (1)	23	(45,209)	77	(113,195)	(6,492)	(45,186)	(6,439)
NAREIT funds from operations applicable to common stock	53,088	56,306	60,896	60,819	66,465	109,394	132,657
Adjustments:
Acquisition costs	—	—	—	—	—	—	6
Loss / (gain) on extinguishment of debt	—	1,680	—	—	—	1,680	—
Core funds from operations applicable to common stock	53,088	57,986	60,896	60,819	66,465	111,074	132,663
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	545	466	604	634	628	1,011	1,258
Depreciation of non real estate assets	213	169	212	218	184	382	379
Straight-line effects of lease revenue (1)	(4,806)	(3,473)	(5,553)	(3,602)	(6,634)	(8,279)	(12,337)
Stock-based and other non-cash compensation expense	2,513	288	1,937	1,250	911	2,801	2,952
Amortization of lease-related intangibles (1)	(1,987)	(1,643)	(1,685)	(1,720)	(1,611)	(3,630)	(3,170)
Acquisition costs	—	—	—	—	—	—	(6)
Non-incremental capital expenditures	(10,178)	(7,953)	(13,463)	(5,229)	(9,073)	(18,131)	(16,745)
Adjusted funds from operations applicable to common stock	$39,388	$45,840	$42,948	$52,370	$50,870	$85,228	$104,994

(1)	Includes our proportionate share of amounts attributable to consolidated properties and unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended					Six Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017	6/30/2018	6/30/2017

Net income attributable to Piedmont	$10,942	$57,830	$(31,383)	$126,133	$23,710	$68,772	$38,814
Net income / (loss) attributable to noncontrolling interest	(2)	(2)	(5)	(4)	(3)	(4)	(6)
Interest expense	15,687	13,758	15,463	16,183	18,421	29,445	36,478
Depreciation	27,107	27,139	28,454	29,993	30,116	54,246	60,940
Amortization	15,229	16,716	17,499	18,107	19,315	31,945	39,721
Impairment loss	—	—	46,461	—	—	—	—
Loss / (gain) on sale of properties	23	(45,209)	77	(113,195)	(6,492)	(45,186)	(6,439)
EBITDAre	68,986	70,232	76,566	77,217	85,067	139,218	169,508
(Gain) / loss on extinguishment of debt	—	1,680	—	—	—	1,680	—
Acquisition costs	—	—	—	—	—	—	6
Net (recoveries) / loss from casualty events	—	—	(57)	25	(26)	—	32
Core EBITDA	68,986	71,912	76,509	77,242	85,041	140,898	169,546
General & administrative expenses	8,258	6,552	7,466	6,202	7,551	14,810	15,706
Management fee revenue	(200)	(150)	(161)	(253)	(180)	(349)	(510)
Other (income) / expense	(157)	(230)	(156)	(171)	(12)	(388)	25
Straight-line effects of lease revenue	(4,806)	(3,473)	(5,553)	(3,602)	(6,634)	(8,279)	(12,337)
Amortization of lease-related intangibles	(1,987)	(1,643)	(1,685)	(1,720)	(1,611)	(3,630)	(3,170)
Property net operating income (cash basis)	70,094	72,968	76,420	77,698	84,155	143,062	169,260
Deduct net operating (income) / loss from:
Acquisitions	(917)	(666)	(23)	—	—	(1,583)	—
Dispositions	(205)	(182)	(6,749)	(8,001)	(15,486)	(387)	(31,076)
Other investments	(920)	(1,517)	(2,442)	(2,339)	(2,171)	(2,437)	(3,937)
Same store net operating income (cash basis)	$68,052	$70,603	$67,206	$67,358	$66,498	$138,655	$134,247

Piedmont Office Realty Trust, Inc.
Unconsolidated Joint Venture Net Operating Income Reconciliations
Pro rata and unaudited (in thousands)

	Three Months Ended					Six Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017	6/30/2018	6/30/2017

Equity in income of unconsolidated joint ventures	$—	$—	$(27)	$3,754	$107	$—	$118

Interest expense	—	—	—	—	—	—	—

Depreciation	—	—	—	—	65	—	129

Amortization	—	—	—	—	16	—	24

Impairment loss	—	—	—	—	—	—	—

Loss / (gain) on sale of properties	—	—	—	(3,683)	—	—	—

EBITDAre and Core EBITDA	—	—	(27)	71	188	—	271

General and administrative expenses	—	—	15	13	22	—	28

Other (income) / expense	—	—	—	—	—	—	—

Property net operating income (accrual basis)	—	—	(12)	84	210	—	299

Straight-line effects of lease revenue	—	—	—	(41)	(95)	—	(94)

Amortization of lease-related intangibles	—	—	—	—	—	—	—

Property net operating income (cash basis)	$—	$—	$(12)	$43	$115	$—	$205

Piedmont Office Realty Trust, Inc.
Property Detail - In-Service Portfolio (1)
As of June 30, 2018
(in thousands)

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)

Atlanta
Glenridge Highlands Two	Atlanta	GA	100.0%	2000	426	99.1%	98.4%	98.4%
The Dupree	Atlanta	GA	100.0%	1997	138	100.0%	100.0%	100.0%
The Medici	Atlanta	GA	100.0%	2008	156	94.2%	94.2%	91.7%
1155 Perimeter Center West	Atlanta	GA	100.0%	2000	377	100.0%	100.0%	100.0%
Galleria 300	Atlanta	GA	100.0%	1987	432	97.7%	96.8%	91.4%
Glenridge Highlands One	Atlanta	GA	100.0%	1998	288	100.0%	97.6%	95.8%
Galleria 200	Atlanta	GA	100.0%	1984	432	86.8%	86.8%	74.8%
Metropolitan Area Subtotal / Weighted Average					2,249	96.4%	95.8%	92.1%
Boston
80 Central Street	Boxborough	MA	100.0%	1988	150	85.3%	85.3%	85.3%
90 Central Street	Boxborough	MA	100.0%	2001	175	100.0%	100.0%	100.0%
1414 Massachusetts Avenue	Cambridge	MA	100.0%	1873 / 1956	78	100.0%	100.0%	100.0%
One Brattle Square	Cambridge	MA	100.0%	1991	96	99.0%	99.0%	99.0%
225 Presidential Way	Woburn	MA	100.0%	2001	202	100.0%	100.0%	100.0%
235 Presidential Way	Woburn	MA	100.0%	2000	238	100.0%	100.0%	100.0%
5 & 15 Wayside Road	Burlington	MA	100.0%	1999 & 2001	272	86.8%	74.6%	74.6%
5 Wall Street	Burlington	MA	100.0%	2008	182	100.0%	100.0%	100.0%
One Wayside Road	Burlington	MA	100.0%	1997	201	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					1,594	96.3%	94.2%	94.2%
Chicago
500 West Monroe Street	Chicago	IL	100.0%	1991	967	95.3%	95.3%	94.7%
Metropolitan Area Subtotal / Weighted Average					967	95.3%	95.3%	94.7%
Dallas
6031 Connection Drive	Irving	TX	100.0%	1999	232	52.6%	50.4%	50.4%
6021 Connection Drive	Irving	TX	100.0%	2000	222	100.0%	100.0%	100.0%
6011 Connection Drive	Irving	TX	100.0%	1999	152	100.0%	—%	—%
Las Colinas Corporate Center I	Irving	TX	100.0%	1998	159	88.1%	88.1%	88.1%
Las Colinas Corporate Center II	Irving	TX	100.0%	1998	228	89.9%	89.9%	87.3%
6565 North MacArthur Boulevard	Irving	TX	100.0%	1998	260	94.2%	94.2%	93.1%
One Lincoln Park	Dallas	TX	100.0%	1999	262	99.6%	99.6%	99.6%
161 Corporate Center	Irving	TX	100.0%	1998	105	100.0%	100.0%	100.0%
Park Place on Turtle Creek	Dallas	TX	100.0%	1986	178	91.0%	89.3%	88.8%
750 West John Carpenter Freeway	Irving	TX	100.0%	1999	316	86.4%	86.4%	86.4%
Metropolitan Area Subtotal / Weighted Average					2,114	89.3%	81.7%	81.2%

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)
Minneapolis
Crescent Ridge II	Minnetonka	MN	100.0%	2000	301	90.7%	90.4%	90.0%
US Bancorp Center	Minneapolis	MN	100.0%	2000	937	98.5%	98.5%	93.1%
One Meridian Crossings	Richfield	MN	100.0%	1997	195	100.0%	100.0%	100.0%
Two Meridian Crossings	Richfield	MN	100.0%	1998	189	97.9%	97.9%	93.1%
Norman Pointe I	Bloomington	MN	100.0%	2000	214	70.6%	70.6%	70.6%
Metropolitan Area Subtotal / Weighted Average					1,836	94.1%	94.0%	90.7%
New York
200 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	309	90.9%	88.3%	88.3%
60 Broad Street	New York	NY	100.0%	1962	1,033	98.4%	98.4%	98.4%
600 Corporate Drive	Lebanon	NJ	100.0%	2005	125	100.0%	100.0%	100.0%
400 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	305	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					1,772	97.5%	97.0%	97.0%
Orlando
400 TownPark	Lake Mary	FL	100.0%	2008	176	80.7%	80.7%	72.2%
500 TownPark	Lake Mary	FL	100.0%	2016	134	100.0%	89.6%	79.1%
SunTrust Center	Orlando	FL	100.0%	1988	646	92.9%	92.7%	89.5%
501 West Church Street	Orlando	FL	100.0%	2003	182	100.0%	100.0%	100.0%
CNL Center I	Orlando	FL	99.0%	1999	347	98.6%	98.6%	96.5%
CNL Center II	Orlando	FL	99.0%	2006	270	99.3%	93.0%	93.0%
Metropolitan Area Subtotal / Weighted Average					1,755	95.0%	93.2%	90.0%
Washington, D.C.
1201 Eye Street	Washington	DC	98.6% (3)	2001	269	48.7%	47.6%	9.7%
1225 Eye Street	Washington	DC	98.1% (3)	1986	225	94.7%	94.7%	91.6%
3100 Clarendon Boulevard	Arlington	VA	100.0%	1987 / 2015	261	54.4%	51.3%	33.3%
400 Virginia Avenue	Washington	DC	100.0%	1985	224	61.6%	61.6%	57.6%
4250 North Fairfax Drive	Arlington	VA	100.0%	1998	308	92.9%	92.9%	79.5%
One Independence Square	Washington	DC	100.0%	1991	334	93.7%	93.7%	77.8%
Arlington Gateway	Arlington	VA	100.0%	2005	326	62.6%	54.6%	46.3%
Metropolitan Area Subtotal / Weighted Average					1,947	73.3%	71.4%	56.7%
Other
800 North Brand Boulevard	Glendale	CA	100.0%	1990	527	90.3%	90.3%	90.3%
1901 Market Street	Philadelphia	PA	100.0%	1987 / 2014	801	100.0%	100.0%	100.0%
Enclave Place	Houston	TX	100.0%	2015	301	—%	—%	—%
1430 Enclave Parkway	Houston	TX	100.0%	1994	313	100.0%	100.0%	100.0%
Subtotal / Weighted Average					1,942	81.9%	81.9%	81.9%

Grand Total					16,176	90.6%	88.8%	85.7%

NOTE:
The Company has provided disaggregated financial and operational data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.

(1)	This schedule includes information for Piedmont's in-service portfolio of properties only. Information on investments excluded from this schedule can be found on page 38.
(2)
Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements).

(3)
Although Piedmont owns 98.6% of 1201 Eye Street and 98.1% of 1225 Eye Street, it is entitled to 100% of the cash flows for each asset pursuant to the terms of each property ownership entity's joint venture agreement.

Piedmont Office Realty Trust, Inc.
Supplemental Operating & Financial Data
Risks, Uncertainties and Limitations

Certain statements contained in this supplemental package constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” "estimate," “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this supplemental package include our estimated Core FFO and Core FFO per diluted share for calendar year 2017 and certain expected future financing requirements and expenditures.
The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: economic, regulatory and / or socio-economic changes (including accounting standards) that impact the real estate market generally or that could affect the patterns of use of commercial office space; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; lease terminations or lease defaults, particularly by one of our large lead tenants; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate, particularly in Washington, D.C., the New York metropolitan area, and Chicago where we have high concentrations of office properties; the illiquidity of real estate investments, including the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with the acquisition of properties, many of which risks and uncertainties may not be known at the time of acquisition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism in any of the major metropolitan areas in which we own properties or future cybersecurity attacks against us or any of our tenants; additional risks and costs associated with directly managing properties occupied by government tenants; the effect on us of adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill; availability of financing and our lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; any change in the financial condition of any of our large lead tenants; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986; the future effectiveness of our internal controls and procedures; and other factors detailed in our most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental report. We cannot guarantee the accuracy of any such forward-looking statements contained in this supplemental report, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.